Exhibit 10.21

MEZZANINE LOAN AGREEMENT

Dated as of December 23, 2003

Between

ROSE MEZZANINE SPE, LP,
as Borrower

and

FLEET NATIONAL BANK,
as Lender

i

SECTION 4.13.	COMPLIANCE
SECTION 4.14.	FINANCIAL INFORMATION
SECTION 4.15.	ILLEGAL ACTIVITY
SECTION 4.16.	PERMITTED ENCUMBRANCES
SECTION 4.17.	FEDERAL RESERVE REGULATIONS
SECTION 4.18.	INVESTMENT COMPANY ACT
SECTION 4.19.	NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE
SECTION 4.20.	SPECIAL PURPOSE ENTITY
SECTION 4.21.	INTELLECTUAL PROPERTY
SECTION 4.22.	EMBARGOED PERSON
SECTION 4.23.	PATRIOT ACT
SECTION 4.24.	MORTGAGE LOAN REPRESENTATIONS
SECTION 4.25.	NO CONTRACTUAL OBLIGATIONS
SECTION 4.26.	PLEDGED SECURITIES
SECTION 4.27.	TAXES
SECTION 4.28.	SURVIVAL; MISCELLANEOUS

ARTICLE 5 BORROWER COVENANTS

SECTION 5.1.	EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS
SECTION 5.2.	MAINTENANCE AND USE OF PROPERTY
SECTION 5.3.	WASTE
SECTION 5.4.	TAXES AND OTHER CHARGES
SECTION 5.5.	LITIGATION
SECTION 5.6.	ACCESS TO PROPERTY
SECTION 5.7.	NOTICE OF DEFAULT
SECTION 5.8.	COOPERATE IN LEGAL PROCEEDINGS
SECTION 5.9.	PERFORMANCE BY BORROWER
SECTION 5.10.	AWARDS; INSURANCE PROCEEDS
SECTION 5.11.	FINANCIAL REPORTING
SECTION 5.12.	ESTOPPEL STATEMENT
SECTION 5.13.	OPERATING LEASE; LEASING MATTERS
SECTION 5.14.	PROPERTY MANAGEMENT
SECTION 5.15.	LIENS
SECTION 5.16.	DEBT CANCELLATION
SECTION 5.17.	ZONING
SECTION 5.18.	ERISA
SECTION 5.19.	NO JOINT ASSESSMENT
SECTION 5.20.	RECIPROCAL EASEMENT AGREEMENTS
SECTION 5.21.	ALTERATIONS
SECTION 5.22.	FRANCHISE AGREEMENTS.
SECTION 5.23.	GROUND LEASE
SECTION 5.24.	INTEREST RATE CAP AGREEMENT
SECTION 5.25.	NOTICES
SECTION 5.26.	CURING
SECTION 5.27.	SPECIAL DISTRIBUTIONS
SECTION 5.28.	LIMITATION ON SECURITIES ISSUANCES
SECTION 5.29.	LIMITATIONS ON DISTRIBUTIONS
SECTION 5.30.	OTHER LIMITATIONS
SECTION 5.31.	CONTRACTUAL OBLIGATIONS
SECTION 5.32.	MANAGER OF FLINT PROPERTY
SECTION 5.33.	CONSOLIDATED TANGIBLE NET WORTH
SECTION 5.34.	REFINANCING

ARTICLE 6 ENTITY COVENANTS

SECTION 6.1.	SINGLE PURPOSE ENTITY/SEPARATENESS
SECTION 6.2.	CHANGE OF NAME, IDENTITY OR STRUCTURE
SECTION 6.3.	BUSINESS AND OPERATIONS
SECTION 6.4.	INDEPENDENT DIRECTOR

ARTICLE 7 NO SALE OR ENCUMBRANCE

SECTION 7.1.	TRANSFER DEFINITIONS
SECTION 7.2.	NO SALE/ENCUMBRANCE
SECTION 7.3.	PERMITTED TRANSFERS
SECTION 7.4.	LENDER’S RIGHTS
SECTION 7.5.	ASSUMPTION

ARTICLE 8 INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

SECTION 8.1.	INSURANCE
SECTION 8.2.	CASUALTY
SECTION 8.3.	CONDEMNATION
SECTION 8.4.	RESTORATION

ARTICLE 9 RESERVE FUNDS

ARTICLE 10 CASH MANAGEMENT

ARTICLE 11 EVENTS OF DEFAULT; REMEDIES

SECTION 11.1.	EVENT OF DEFAULT
SECTION 11.2.	REMEDIES

ARTICLE 12 ENVIRONMENTAL PROVISIONS

SECTION 12.1.	ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES
SECTION 12.2.	ENVIRONMENTAL COVENANTS
SECTION 12.3.	LENDER’S RIGHTS
SECTION 12.4.	OPERATIONS AND MAINTENANCE PROGRAMS
SECTION 12.5.	ENVIRONMENTAL DEFINITIONS
SECTION 12.6.	INDEMNIFICATION

ARTICLE 13 SECONDARY MARKET

SECTION 13.1.	TRANSFER OF LOAN
SECTION 13.2.	DELEGATION OF SERVICING
SECTION 13.3.	DISSEMINATION OF INFORMATION
SECTION 13.4.	COOPERATION
SECTION 13.5.	SECURITIZATION INDEMNIFICATION
SECTION 13.6.	INTENTIONALLY OMITTED.

ARTICLE 14 INDEMNIFICATIONS

SECTION 14.1.	GENERAL INDEMNIFICATION
SECTION 14.2.	INTANGIBLE TAX INDEMNIFICATION
SECTION 14.3.	ERISA INDEMNIFICATION
SECTION 14.4.	SURVIVAL

ARTICLE 15 EXCULPATION

SECTION 15.1.	EXCULPATION

ARTICLE 16 NOTICES

SECTION 16.1.	NOTICES

ARTICLE 17 FURTHER ASSURANCES

SECTION 17.1.	REPLACEMENT DOCUMENTS
SECTION 17.2.	INTENTIONALLY OMITTED
SECTION 17.3.	FURTHER ACTS, ETC.
SECTION 17.4.	CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS
SECTION 17.5.	EXPENSES

ARTICLE 18 WAIVERS

SECTION 18.1.	REMEDIES CUMULATIVE; WAIVERS
SECTION 18.2.	MODIFICATION, WAIVER IN WRITING
SECTION 18.3.	DELAY NOT A WAIVER
SECTION 18.4.	TRIAL BY JURY
SECTION 18.5.	WAIVER OF NOTICE
SECTION 18.6.	REMEDIES OF BORROWER
SECTION 18.7.	WAIVER OF MARSHALLING OF ASSETS
SECTION 18.8.	WAIVER OF STATUTE OF LIMITATIONS
SECTION 18.9.	WAIVER OF COUNTERCLAIM

ARTICLE 19 GOVERNING LAW

SECTION 19.1.	CHOICE OF LAW
SECTION 19.2.	SEVERABILITY
SECTION 19.3.	PREFERENCES

ARTICLE 20 MISCELLANEOUS

SECTION 20.1.	SURVIVAL
SECTION 20.2.	LENDER’S DISCRETION
SECTION 20.3.	HEADINGS
SECTION 20.4.	COST OF ENFORCEMENT
SECTION 20.5.	SCHEDULES INCORPORATED
SECTION 20.6.	OFFSETS, COUNTERCLAIMS AND DEFENSES
SECTION 20.7.	NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES
SECTION 20.8.	PUBLICITY
SECTION 20.9.	CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE
SECTION 20.10.	ENTIRE AGREEMENT
SECTION 20.11.	TAX DISCLOSURE

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of December 23, 2003 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between FLEET NATIONAL BANK, a national banking association, having an address at 100 Federal Street, MA DE 10009A, Boston, Massachusetts 02110 (together with its successors and/or assigns, “Lender”) and ROSE MEZZANINE SPE, LP, a Delaware limited partnership having an address at 450 South Orange Avenue, Orlando, Florida 32801-3336 (together with its successors and/or assigns, “Borrower”).

RECITALS:

WHEREAS, Bank of America, N.A., a national banking association, as mortgage lender (together with its successors and assigns, “Mortgage Lender”) is making a loan in the principal amount of $130,000,000.00 (the “Mortgage Loan”) (a) evidenced by (i) an Amended and Restated Promissory Note of even date herewith (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the “Mortgage Note”) made by Rose SPE 1, LP, a Delaware limited partnership (“Mortgage Borrower”) and (ii) an Amended and Restated Loan Agreement of even date herewith (as the same may be amended, modified and in effect from time to time, the “Mortgage Loan Agreement”), and (b) secured by, among other things, certain fee and/or leasehold deeds of trust, mortgages, and deeds to secure debt  (individually and collectively, as the case may be, together with any and all extensions, renewals, substitutions, replacements, amendment, modifications and/or restatements thereof, the “Mortgage”), which Mortgages grant Mortgage Lender a first priority lien on, among other things, the properties more fully described in each Mortgage (each a “Property” and collectively, the “Properties”).

WHEREAS, Borrower is the legal and beneficial owner of:  (i) 99.0% of the limited partnership interests in Mortgage Borrower and (ii) 100% of the membership interests of Rose SPE 1 GP, LLC, a Delaware limited liability company (“Mortgage Borrower GP”), the general partner of Mortgage Borrower and the legal and beneficial holder of the 1.0% general partnership interest in Mortgage Borrower (said 99.0% limited partnership interest in Mortgage Borrower and 100% membership interest in Mortgage Borrower GP, collectively, the “Pledged Securities”).

WHEREAS Borrower is the legal and beneficial owner of all of the Pledged Securities.

WHEREAS, Borrower has requested Lender to make a loan to it in the aggregate principal amount of $35,000,000.00 (as the same may be reduced in accordance with this Agreement, the “Loan”).

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Pledge and Security Agreement, dated of even date herewith, in favor of Lender (as amended, restated, replaced, supplemented or otherwise modified from time to time, “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in its respective Collateral (as defined in the Pledge Agreement) as collateral security for the Debt (as defined below).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.                                   DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.

“Acceptable Counterparty” shall mean any counterparty to the Rate Cap that has and shall maintain, until the expiration of the applicable Rate Cap, a credit rating of not less than AA- from S&P and not less than Aa3 from Moody’s.

“Acquired Property” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Act” shall have the meaning set forth in Section 6.1.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Lessee” shall mean, individually or collectively, as the context may require, any operating lessee under an Operating Lease, which is an Affiliate of Borrower and which qualifies as a special purpose entity as defined from time to time by the Rating Agencies, provided that such operating lessee shall be selected in accordance with the terms hereof.  As of the date hereof, the term Affiliated Lessee shall refer to CNL Rose SPE Tenant Corp., a Delaware corporation, the current operating lessee of each Property other than the “Miami Lakes Property” and the “Miami Airport West Property” (each as defined on Schedule A attached hereto), and an Affiliate of Borrower.

“Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or other entity which is an Affiliate of Borrower or Borrower Principal.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“Allocated Loan Amount” shall mean as of the Closing Date a certain portion of the original principal amount of the Note allocated, solely for the purposes of performing certain calculations hereunder, to each Property based on the initial Allocated Loan Percentages, as the same shall hereafter be reduced by (a) ratable application of payments of principal made under and in accordance with the terms of this Agreement and the Note, determined based on the Allocated Loan Percentage and/or (b) deemed reductions attributable to any partial prepayment made pursuant to the provisions of Section 2.4(c)(ii) hereof.  The Allocated Loan Amounts shall at all times equal the then outstanding principal balance of the Note.  The initial Allocated Loan Amounts are set forth on Schedule A hereto.

“Allocated Loan Percentage” shall mean that proportion, expressed as a percentage, which each Allocated Loan Amount, if any, bears to the outstanding principal balance of the Note.  The sum of the Allocated Loan Percentages shall at all times equal 100%.  The initial Allocated Loan Percentages are as set forth on Schedule A hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” means with respect to any particular Property five percent (5%) of the then Allocated Loan Amount attributable to such Property.

“Annex” shall have the meaning set forth in Section 4.23 hereof.

“Annual Budget” shall mean, individually or collectively, as the context may require, the operating budgets, including all planned capital expenditures, for each Property approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable calendar year or other period.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Property.

“Borrower Partnership Agreement”  shall mean that certain Amended and Restated Partnership Agreement of Rose Mezzanine SPE, LP, dated as of December 4, 2003, by and between Rose Mezzanine SPE GP, LLC, a Delaware limited liability company, as general partner, and RFS Partnership, L.P. and RFS Financing Partnership, L.P., each a Tennessee limited partnership, as limited partners.

“Borrower Principal” shall mean RFS Partnership, L.P., a Tennessee limited partnership.

“Breakage Costs” shall have the meaning set forth in Section 2.3(f)(v) hereof.

“Bridge Loan” shall have the meaning set forth in the Mortgage Loan Agreement.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in the States of New York or North Carolina or the state in which the offices of the Lender’s servicer and the trustee in the Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Cash Management Account” shall mean an Eligible Account established pursuant to the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Mortgage Borrower, Agent and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Cash Management Account.

“Casualty” shall have the meaning set forth in Section 8.2.

“Closing Date” shall mean the date of the funding of the Loan.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Collateral Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.4(b).

“Consequential Loss” shall have the meaning set forth in Section 2.3(f)(i) hereof.

“Consolidated Tangible Net Worth” means, for Borrower Principal and its Subsidiaries on a consolidated basis as of any date of determination, Partners’ Capital on that date minus Intangible Assets on that date.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, without duplication, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.

“Determination Date” shall mean (a) with respect to any Interest Period prior to the Interest Period within which the Securitization Closing Date occurs, two (2) Business Days prior to the start of the applicable Interest Period; (b) with respect to the Interest Period within which the Securitization Closing Date occurs, (i) for that portion of such Interest Period which ends on the day prior to the Securitization Closing Date, the date that is two (2) Business Days prior to the start of such Interest Period, and (ii) for the remaining portion of such Interest Period which commences on the Securitization Closing Date, the date that is two (2) Business Days prior to the Securitization Closing Date; and (iii) with respect to each Interest Period thereafter, the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Disclosure Document” shall have the meaning set forth in Section 13.5 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.22 hereof.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 5.11(c) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.3(b).

“Extension Fee” shall mean 0.250% of the original principal amount of the Note.

“Extension Option” shall have the meaning set forth in Section 2.3(b).

“FF&E” shall mean all furniture, fixtures, outfittings, apparatus, equipment and all other items of personal property of the type customarily installed in, held in storage for use in, used in or required for use in connection with any Property as a hotel.

“First Payment Date” shall mean the Payment Date occurring in January, 2004.

“Fitch” shall mean Fitch, Inc.

“Flagstone” shall have the meaning set forth in Schedule B hereof.

“Flint Property” shall have the meaning set forth in Schedule B hereof.

“Foreign Taxes” shall have the meaning set forth in Section 2.3(f)(ii).

“Franchise Agreement” shall mean, individually or collectively, as the context may require, each franchise or similar agreement entered into by and between the applicable Operating Lessee and Franchisor pursuant to which the Operating Lessee is permitted to operate the applicable Property under the “flag” or other trade name that is the subject thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof and of the Mortgage Loan Agreement; provided that, as long as the Non-Affiliated Lessee leases the Miami Lakes Property or the Miami Airport West Property, as to such Property, the term “Franchise Agreement” shall exclude any franchise or similar agreement entered into by such Operating Lessee.

“Franchisor” shall mean, individually or collectively, as the context may require, each franchisor under a Franchise Agreement.  As of the date hereof, each Franchisor of each such

Property is set forth on Schedule B attached hereto, selected in accordance with the terms of this Agreement and the Mortgage Loan Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Ground Lease” means, individually or collectively, as the context may require, that certain (a) Ground Lease dated November 30, 1987 between Commonwealth Trust Company, trustee for the Chopin Trust, as Lessor, and RFP Group, Inc., as Lessee, the terms of which were amended and evidenced of record by that certain Memorandum and Amendment to Ground Lease Agreement dated as of June 20, 1988 and recorded in Book 730, Page 289 of the Office of the Recorder of Deeds for new Castle County, Delaware, between Commonwealth Trust Company, trustee for the Chopin Trust and RFP Group, Inc., as assigned under Assignment of Lease from RFP Group, Inc. to RFS Partnership, L.P. dated October 14, 1994 and recorded in Deed Book 1824, Page 196 and further assigned by that certain assignment by RFS Partnership, L.P. to Mortgage Borrower, and as amended by that certain Ground Lease Estoppel and Agreement by Northtowne, Inc., as successor trustee for Chopin Trust, and Borrower and agreed and consented to by the National Life Insurance Company of Vermont all with respect to the “Wilmington Newark Property” (as defined on Schedule A) (such Ground Lease, the “Wilmington Ground Lease”) and (b) Lease between Shively Masonic Lodge No. 951, F. & A.M. by and through its Board of Trustees and its Building Committee, as Lessor, and West, Inc. d/b/a Holiday Inn Southwest, as Lessee which was recorded at Book 5039, Page 873 in the Office of the Clerk of the County Court of Jefferson County, Kentucky being the same leasehold estate which was acquired by LVSW Partners, LP, a Tennessee limited partnership, from West, Inc. by Assignment of Lease dated November 27, 1984 and recorded in Deed Book 5463, page 861 in the aforesaid clerk’s office, which was further assigned to RFS Partnership, L.P. by Assignment of Lease dated August 5, 1993 and recorded in Book 6345, Page 085 in the same clerk’s office and which was further assigned by RFS Partnership, L.P. to Mortgage Borrower, under Assignment and Assumption of Ground Lease dated as of and recorded promptly following the date hereof, all with respect to the “Louisville Southwest Property” (as defined on Schedule A) (such Ground Lease, the “Louisville Southwest Ground Lease”).

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver  or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of any or all of the Mortgages.

“Indemnity” means that certain Indemnity Agreement of even date herewith from Borrower Principal to Lender as amended, modified and in effect from time to time.

“Independent Director” shall have the meaning set forth in Section 6.4 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, and capitalized research and development costs.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and between Lender and Mortgage Lender.

“Interest Period” shall mean (a) with respect to the initial period for the accrual of interest due under this Agreement, the Interim Interest Period, and (b) with respect to the First Payment Date and each Payment Date thereafter, the period from and including the Selected Day immediately preceding the applicable Payment Date through but excluding the Selected Day next occurring after the applicable Payment Date.  Notwithstanding the foregoing clause (b), if the Lender so elects at any time, the “Interest Period” shall be the calendar month preceding each Payment Date.

“Interim Interest Period” shall mean the period from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, provided, however, there shall be no “Interim Interest Period” in the event the Closing Date shall occur on a Selected Day.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“Lease” shall have the meaning set forth in the Mortgages (and shall include, but not be limited to, each Operating Lease).

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Mortgage Borrower, Mortgage Borrower GP, Borrower Principal, any other SPE Component Entity, Affiliated Lessee, the Collateral, any Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Mortgage Borrower, at any time in force affecting Borrower, Mortgage Borrower, Mortgage Borrower GP, any other SPE Component Entity, Borrower Principal, Affiliated Lessee, the Collateral, any Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Property or any part thereof, or (b) in any way materially limit the use and enjoyment thereof for hotel and related uses.

“Letter of Credit”  shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until the applicable date in the event of a Letter of Credit delivered pursuant to the provisions of Section 5.21) in favor of Lender and entitling Lender to draw thereon in New York, New York issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  If at any time the bank issuing the Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right to immediately draw down the Letter of Credit in full and apply the proceeds thereof in accordance with the terms hereof.

“LIBOR” shall mean, with respect to each Interest Period, a rate of interest per annum obtained by dividing

(a)                                  the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the related Determination Date; provided, however, if Telerate is unavailable, the rate shall be as specified on Reuters Screen LIBOR Page or, more than one rate is specified on Reuters Screen LIBOR Page, the LIBOR Rate shall be the arithmetic mean of all rates.  Lender shall determine the LIBOR Rate for each Interest Period and Selected Day and the determination of the LIBOR Rate by Lender shall be binding upon Borrower absent manifest error, by

(b)                                 a percentage equal to 100% minus the applicable Reserve Percentage then in effect.

LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which the Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at the LIBOR Rate.

“LIBOR Margin” shall mean 4.65%.

“LIBOR Rate” shall mean the sum of (i) LIBOR plus (ii) the LIBOR Margin, provided that the LIBOR Rate shall at no time be less than 6.65%.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Mortgage Borrower, Mortgage Borrower GP, any other SPE Component Entity, the Collateral, any Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4(g) hereof.

“LLC Agreement” shall have the meaning set forth in Section 6.1.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Indemnity, each Subordination of Management Agreement/Estoppel, the Collateral Assignment of Interest Rate Cap, each Subordination, Non-Disturbance and Attornment Agreement, each Subordination and Attornment Agreement, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockout Period” shall mean the period commencing on the date hereof through and including the Payment Date occurring in June, 2005.

“Lockout Yield Maintenance Premium” shall mean an amount equal to four percent (4%) of the then principal amount of the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Louisville Property” shall have the meaning set forth on Schedule B attached hereto.

“Major Lease” shall mean as to any Property (i) any Lease which, individually or when aggregated with all other leases at such Property with the same Tenant or its Affiliate, either (A) accounts for five percent (5%) or more of such Property’s aggregate Net Operating Income, or (B) demises 5,000 square feet or more of such Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.  Without limiting any of the foregoing, each Operating Lease shall be considered a Major Lease for all purposes hereunder.

“Management Agreement” shall mean, individually or collectively, as the context may require, each management agreement entered into by and between the Operating Lessee and Manager, in form and substance reasonably acceptable to Lender and Mortgage Lender in accordance with the terms of this Agreement and the Mortgage Loan Agreement, pursuant to which each Manager is to provide management and other services with respect to the applicable Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof; provided that, as long as the Non-Affiliated Lessee leases the Miami Lakes Property or the Miami Airport West Property, as to each such Property, the term “Management Agreement” shall exclude any management agreement entered into by such Operating Lessee.

“Manager” shall mean, individually or collectively, as the context may require, each manager of a Property under the terms of a Management Agreement.  As of the date hereof, each Manager of each Property is set forth on Schedule B attached hereto, selected in accordance with the terms of this Agreement and the Mortgage Loan Agreement.

“Maturity Date” shall mean the Payment Date occurring in December, 2006, as such date may be extended pursuant to Section 2.3(b) hereof.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(c) hereof.

“Miami Airport West Property” shall have the meaning set forth on Schedule B hereto.

“Miami Lakes Property” shall have the meaning set forth on Schedule B hereto.

“Monthly Payment Amount” shall mean the monthly payment of interest due on each Payment Date equal to the interest that has or will accrue at the Note Rate during the Interest Period in which the applicable Payment Date shall occur based on the outstanding principal balance of the Note (a) as the same shall exist on the Closing Date in the instance of the First Payment Date and (b) thereafter as the same shall exist on the Selected Day immediately preceding the applicable Payment Date.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Mortgage” shall have the meaning set forth in the Recitals hereof.

“Mortgage Borrower” shall have the meaning set forth in the Recitals hereof

“Mortgage Borrower GP” shall have the meaning set forth in the Recitals hereof.

“Mortgage Borrower Partnership Agreement” shall mean that certain Amended and Restated Limited Partnership Agreement of Rose SPE 1, LP dated as of December 4, 2003, by and between Borrower and Mortgage Borrower GP.

“Mortgage Lender” shall have the meaning set forth in the Recitals hereof.

“Mortgage Loan” shall have the meaning set forth in the Recitals hereof.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals hereof.

“Mortgage Loan Documents” shall mean the “Loan Documents” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the Recitals hereto.

“Mortgage Reserve Accounts” shall mean the “Reserve Accounts” as defined in the Mortgage Loan Agreement.

“Net Liquidation Proceeds After Debt Service” with respect to any Liquidation Event, all amounts paid or payable to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, less amounts required or permitted to be deducted therefrom pursuant to the Mortgage Loan Documents and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, the amount of any award or payment incurred in connection with any condemnation or taking by eminent domain, and the amount of any insurance proceeds paid in connection with any casualty loss, as applicable, other than, in the case of a casualty loss or condemnation award, amounts required or permitted by the terms of the Mortgage Loan Documents to be applied to the restoration or repair of the Mortgaged Property, less (i) in the case of a foreclosure sale or transfer of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan or other disposition, such reasonable and customary costs and expenses of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions), (ii) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (iii) in the case of a casualty loss or condemnation, such costs and expenses of collection (including reasonable attorneys’ fees) of the related insurance proceeds or condemnation award as shall be approved by Mortgage Lender pursuant to the terms of the Mortgage Loan Documents, or if the Mortgage Loan has been paid in full, by Lender, and (iv) in the case of a refinancing of the Mortgage Loan or the Property, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income, as such amount may be adjusted by Lender in its good faith discretion based on Lender’s current underwriting standards and any underwriting standards then in use by any of the Rating Agencies, including without limitation, adjustments for vacancy allowance.

“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“Non-Affiliated Lessee” shall mean, individually or collectively, as the context may require, each operating lessee under an Operating Lease, which is not an Affiliate of Borrower, provided that such operating lessee shall be selected in accordance with the terms hereof.  As of the date hereof, the term Non-Affiliated Lessee shall refer to Landcom Hospitality Management, Inc., in its capacity as the lessee of (a) the Miami Lakes Property and (b) the Miami Airport West Property.

“Note” shall mean that certain Mezzanine Promissory Note of even date herewith in the principal amount of $35,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note Rate” shall mean (a) with respect to the Interim Interest Period, an interest rate per annum equal to 6.65%; and (b) with respect to each Interest Period thereafter, through and including the Interest Period in which the Maturity Date or Extended Maturity Date, as applicable, shall occur, an interest rate per annum equal to (i) the LIBOR Rate (in all cases where clause (ii) below does not apply), or (ii) the Static LIBOR Rate, to the extent provided in accordance with the provisions of Section 2.2(b).

“OFAC” shall have the meaning set forth in Section 4.23 hereof.

“Offering Document Date” shall have the meaning set forth in Section 5.11(c)(i)(D) hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner of Borrower.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of each Property, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, Ground Rent (as defined in the Mortgage Loan Agreement), license and franchise fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of four percent (4%) of the Operating Income of each Property and the management fees actually paid under each Management Agreement, operational equipment or other lease payments as approved by Lender, FF&E expenditures equal to the greater of five percent (5%) per annum and the actual FF&E expenditures per annum with respect to each Property, without duplication of any other item identified above, all payments required to be made pursuant to any Franchise Agreement and/or Management Agreement, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Mortgage

Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant (other than any Affiliated Lessee) under such Tenant’s Lease or other agreement, and deposits into the Mortgage Reserve Accounts.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP, derived from the ownership and operation of  each Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Mortgage Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, percentage rents, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Mortgage Borrower from the Mortgage Reserve Accounts.

“Operating Lease” shall mean, individually or collectively, as the context may require, the operating lease or similar agreement entered into by and between Mortgage Borrower and the applicable Operating Lessee, which governs the operation of one of more of the Properties as the same may be amended, restated, replaced, supplemented or modified from time to time, in accordance with the terms hereof and of the Mortgage Loan Agreement.

“Operating Lessee” shall mean, individually or collectively, as the context may require, Affiliated Lessee and Non-Affiliated Lessee, together with any substitutes or replacements determined by Lender and Mortgage Lender in accordance with the terms hereof and of the Mortgage Loan Agreement, respectively.

“Organizational Documents” shall mean, as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Partners’ Capital” means, as of any date of determination, with respect to any Person, consolidated partner’s capital of such Person as of that date determined in accordance with GAAP.

“Patriot Act” shall have the meaning set forth in Section 4.23 hereof.

“Payment Date” shall mean the day that is seven (7) Business Days prior to the Selected Day.

“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) such other title and survey exceptions as Mortgage Lender has approved or may approve in writing in Mortgage Lender’s reasonable discretion, and (e) such other easements reasonably created by Mortgage Borrower in the ordinary course of business which do not have (and are not anticipated to have) a material adverse affect on the value, use, operation or enjoyment of the applicable Property as a hotel of a similar type as the hotel situated on such Property as of the Closing Date or on the ability of Borrower to perform its obligations (including its payment obligations under this Agreement, the Note and the other Loan Documents).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.

“Physical Conditions Report” shall mean a report regarding the physical condition of each Property, satisfactory in form and substance to Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement.

“PIP Report” shall mean any property improvement plan or other similar report issued by any Franchisor or Manager (with respect to any Property which is not subject to a Franchise Agreement), with respect to any repairs, replacements, improvements or additions as may be required under the applicable Franchise Agreement or Management Agreement.

“Pledge Agreement” shall have the meaning set forth in the Recitals hereto.

“Policies” shall have the meaning specified in Section 8.1(b) hereof.

“Policy” shall have the meaning specified in Section 8.1(b) hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Property” and “Properties” shall have the meanings set forth in the Recitals hereto, provided that any real property released from the lien of any Mortgage upon compliance with the partial prepayment provisions of Section 2.4(c)(ii) of this Agreement and the Mortgage Loan Agreement shall no longer be included in the definition of Property or Properties.

“Provided Information” shall have the meaning set forth in Section 13.4(a) hereof.

“Qualified Lessee” shall mean (a) CNL Rose SPE Tenant Corp.; (b) an entity which is an Affiliate of Mortgage Borrower, including, any then existing Affiliated Lessee, provided that (i) no Default or Event of Default shall exist hereunder, (ii) in the instance of an entity which is then an Affiliated Lessee, such entity is not then in default beyond any applicable notice or cure period under any Operating Lease, Franchise Agreement or Management Agreement to which it is a party, (iii) such entity shall be a “special purpose entity” containing (A) the same special purpose entity covenants as set forth in CNL Rose SPE Tenant Corp.’s organizational documents as the same shall exist as of the Closing Date, and (B) such other special purpose entity covenants or provisions as may then be required by the Rating Agencies, (iv) Mortgage Lender shall have first received a substantive non-consolidation opinion with respect to the appointment of such entity as successor lessee under any Operating Lease and (v) a Qualified Manager shall be managing each related Property pursuant to a Management Agreement in form acceptable to Lender and Mortgage Lender or (c) a hotel operating company which at the time of its engagement as Operating Lessee (i) shall be (or when considered together with any Affiliate thereof, shall be) operating and controlling full-service hotels having an aggregate of at least 2,500 rooms and 20 hotel properties similar to the Properties, exclusive of rooms located on any Property and the Properties, (ii) shall be approved by (A) Lender (such approval not to be unreasonably withheld) and (B) Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement and (iii) for which Mortgage Lender shall have received written confirmation from the Rating Agencies that the appointment of such operating lessee shall not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization.

“Qualified Manager” shall mean a reputable and experienced professional management organization (a) which manages, together with its Affiliates, full-service hotels, having in aggregate at least 2,500 rooms and 20 hotel properties similar to the Properties, exclusive of rooms located on any Property and the Properties, (b) approved by (i) Lender (which approval by Lender shall not be unreasonably withheld)  and (ii) Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement and (c) for which Mortgage Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a substantive non-consolidation opinion.

“Rate Cap” shall mean an interest rate cap with a termination date no earlier than the end of the Interest Period in which the initial Maturity Date occurs, entered into with Bank of America, N.A. or an Acceptable Counterparty with a notional amount equal to the Loan for the term of the Loan and a LIBOR strike price not greater than seven percent (7.0%); provided, however, if the provider of any Rate Cap (including, but not limited to, Bank of America, N.A.) ceases to be an Acceptable Counterparty, Borrower shall obtain a replacement Rate Cap from an Acceptable Counterparty within ten (10) Business Days of receipt of notice from Lender or Borrower’s obtaining knowledge that the then current counterparty under such Rate Cap is no longer an Acceptable Counterparty; until such time as a replacement provider is obtained in accordance with the above provisions, the current provider will continue to perform its obligations under the Rate Cap; and provided, further, any replacement Rate Cap shall be accompanied by legal opinions regarding the Rate Cap, in form and substance acceptable to Lender, including, without limitation opinions with respect to (i) enforceability, (ii) payment priority, (iii) choice of law and (iv) enforcement of judgments.  Furthermore, each Rate Cap shall provide for (i) the calculation of interest, (ii) the determination of the interest rate, (iii) the modification of the Interest Period and (iv) the distribution of payments thereunder to be identical to the definition of Interest Period set forth herein.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender, provided that from and after the Securitization Date, such term shall only refer to the nationally-recognized statistical rating agency(ies) rating the securities offered in connection with the Securitization.

“REA” shall mean, collectively or individually, as the context may require, any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Mortgage Borrower and one or more other parties to an REA with respect to such REA) affecting any Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“Release Price” shall mean 120% times the then Allocated Loan Amount of the Property(ies) being released.

“Rent Roll” shall have the meaning set forth in the Mortgage Loan Agreement.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Rate Cap” shall mean an interest rate cap from an Acceptable Counterparty with terms identical to the Rate Cap.

“Reserve Percentage” shall mean, with respect to any day of any Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender.  The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the Reserve Percentage.  As of the date hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of any Property, the completion of the repair and restoration of such Property as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.5 hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Securitization Closing Date” shall have the meaning set forth in the Mortgage Loan Agreement.

“Selected Day” means the fifteenth (15th) day of each calendar month or such other date as determined by the Lender pursuant to Section 2.2(d) hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.

“Special Member” shall have the meaning set forth in Section 6.1(c).

“Standard Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state or states in which any Property or any part thereof is located.

“Static LIBOR Rate” shall have the meaning set forth in Section 2.2(b) hereof.

“Static LIBOR Rate Loan” shall have the meaning set forth in Section 2.3(f)(iii) hereof.

“Subordination and Attornment Agreement” shall mean for each Operating Lease with an Affiliated Lessee, a Subordination and Attornment Agreement between Lender and the Affiliated Lessee, acceptable to Lender in accordance with the terms of this Agreement as the same may be amended, modified and in effect from time to time.

“Subordination, Non-Disturbance and Attornment Agreement” shall mean with respect to the Operating Leases between Borrower and any Non-Affiliated Lessee, a Subordination, Non-Disturbance and Attornment Agreement, between Lender and the applicable Non-Affiliated Lessee, acceptable to Lender in accordance with the terms of this Agreement as the same may be amended, modified and in effect from time to time.

“Subordination of Management Agreement/Estoppel” shall mean, individually or collectively, as the context may require, (i) for the Interstate Properties and Hilton Properties (each as defined in the Mortgage Loan Agreement), each Subordination and Attornment Agreement executed in connection with each Management Agreement, by and among Lender, Borrower, Mortgage Borrower, the Affiliated Lessee and the applicable Manager and (ii) for the Marriott Properties (as defined in the Mortgage Loan Agreement), each Manager Estoppel by the applicable Manager for the benefit of Lender, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Syndication” shall have the meaning set forth in Section 13.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property (or any part thereof) or the Collateral (or any part thereof).

“Tenant” shall mean any Person (including, but not limited to, any Operating Lessee) leasing, subleasing or otherwise occupying any portion of a Property under a Lease or other occupancy agreement with Mortgage Borrower or Operating Lessee.

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

Section 1.2.                                   PRINCIPLES OF CONSTRUCTION

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2
GENERAL TERMS

Section 2.1.                                   LOAN COMMITMENT; DISBURSEMENT TO BORROWER

(a)                                  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b)                                 Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

(c)                                  The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

(d)                                 Borrower shall use the proceeds of the Loan to (i) make an equity contribution to the Mortgage Borrower in order to cause the Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1(d) of the Mortgage Loan Agreement, (ii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (iii) distribute the balance, if any, to its partners.

Section 2.2.                                   INTEREST RATE

(a)                                  Note Rate.  The outstanding principal balance of the Loan shall bear interest at the Note Rate.  Except as otherwise set forth in this Agreement, interest shall be paid in arrears.

(b)                                 Unavailability of LIBOR Rate.  In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the Note Rate, commencing with the first (1st) day of the next succeeding Interest Period, shall be the LIBOR Rate in effect for the most recent Interest Period (the “Static LIBOR Rate”).

If, pursuant to the terms of this Agreement, the Loan has been converted to the Static LIBOR Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Static LIBOR Rate shall convert to the LIBOR Rate effective on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert from the LIBOR Rate to the Static LIBOR Rate.

(c)                                  Computations and Determinations.  All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during an Interest Period.  Lender shall determine each interest rate applicable to the Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error.  The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

(d)                                 Selected Day.  Prior to a Securitization, Lender may in its sole discretion change the day of the month that will constitute the Selected Day.

(e)                                  Default Rate.  Any principal of, and to the extent permitted by applicable law, any interest on the Note, and any other sum payable hereunder, which is not paid when due shall bear interest from the date due and payable until paid, payable on demand, at a rate per annum (the “Default Rate”) equal to the Note Rate plus four percent (4%).

(f)                                    Usury Savings.  This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the LIBOR Rate, the Static LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.                                   LOAN PAYMENTS

(a)                                  Payments.  Borrower agrees to pay sums under the Note in installments as follows:

(i)                                     a payment on the Closing Date of all interest that will accrue on the principal amount of the Note during the Interim Interest Period;

(ii)                                  a payment on each Payment Date of interest equal to the Monthly Payment Amount and any other interest that has or will accrue hereunder during the Interest Period in which such Payment Date occurs; and

(iii)                               the outstanding principal amount and all interest thereon (including interest through the end of the Interest Period in which the Maturity Date occurs) shall be due and payable on the Payment Date occurring in December, 2006 (the “Maturity Date”), unless the Maturity Date is extended pursuant to Section 2.3(b) below.

(b)                                 Extension of the Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each to (x) the Payment Date occurring in December, 2007 and (y) the Payment Date occurring in December, 2008 (each such date, the “Extended

Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i)                                     no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(ii)                                  Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than three (3) months, and no later than one (1) month, prior to the then applicable Maturity Date;

(iii)                               Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, one or more Replacement Rate Caps, which Replacement Rate Caps shall be effective commencing on the first day of such Extension Option and shall have a maturity date not earlier than the end of the Interest Period in which the applicable Extended Maturity Date shall occur;

(iv)                              in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.3 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Lender (A) certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time or (B) specifying any exceptions to such representations and warranties as may be acceptable to Lender in its discretion.

(v)                                 in connection with the exercise of each Extension Option, Borrower shall have paid to Lender the Extension Fee; and

(vi)                              Mortgage Borrower shall have exercised its right to extend the term of the Mortgage Loan pursuant to Section 2.3(b) of the Mortgage Loan Agreement and the Mortgage Loan shall have been extended by the Mortgage Lender.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(c)                                  Payments after Default.  (i) Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, and (ii) subject to the rights of Mortgage Lender and the terms of the Cash Management Agreement, upon (A) the occurrence and during the continuance of a monetary Event of Default or an Event of Default under Section 11.1(f) hereof or (B) the occurrence of nay other Event of Default with respect to which Lender has accelerated the Loan, Lender shall be entitled to receive and Borrower shall pay to Lender all cash flow from the Properties, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal.  Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (x) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (y) the cure of such Event of Default.  To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreement.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance any Event of Default, despite any payment by Borrower to Lender.

(d)                                 Late Payment Charge.  If any principal or interest payment is not paid by Borrower on or before three (3) Business Days after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

(e)                                  Method and Place of Payment.  Each payment by Borrower hereunder or under the Note shall be payable at P.O. Box 515228, Los Angeles, California 90051-6528, Attn:  Commercial Mortgage Loan Servicing #1777, or at such other place as the Lender may designate from time to time in writing, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date. Notwithstanding the foregoing, amounts due under the Loan Documents shall be deemed paid so long as there is sufficient money in the Cash Management Account for payment of such amounts pursuant to the Cash Management Agreement and Lender’s access to such money has not been constrained or constricted in any manner.

(f)                                    Additional Payment Provisions.

(i)                                     If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender) reasonably determines that due to the adoption or modification of any Legal Requirement regarding taxation, Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance of Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs relating to the Loan, or (b) reducing the yield or rate of return of Lender on the Loan, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender (a “Consequential Loss”).  No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time.  Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

(ii)                                  All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authorities, which are imposed, enacted or become effective on or after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein.  If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder and such Foreign Taxes are not a result of activities of Lender unrelated to the Loan or Borrower, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority of which Lender shall have provided Borrower with prior written notice, if possible, or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence. Lender’s inability to notify Borrower of any such Foreign Tax in accordance with the immediately preceding sentence shall in no way relieve Borrower of its obligations under this Section 2.3(f)(ii).

(iii)                               If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Loan with the Note Rate being based on LIBOR as contemplated hereunder, (i) the obligation of Lender hereunder to make such Loan based on LIBOR or to convert the Loan from the Static LIBOR Rate to the LIBOR Rate shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a loan bearing interest at the Static LIBOR Rate (the “Static LIBOR Rate Loan”) on the next succeeding Payment Date or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.

If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(iv)                              In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)                              shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(B)                                shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)                                shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iv), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(v)                                 Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder,

(ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan that did not include all interest which had accrued (or would have accrued) at the Note Rate through the end of the related Interest Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Note Rate from the LIBOR Rate to the Static LIBOR Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(vi)                              Lender shall not be entitled to claim compensation pursuant to this Section 2.3(f) for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred eighty (180) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.3(f), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(vii)                           Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of yield, as determined by Lender in its judgment reasonably exercised, incurred by it with respect to the Loan as a result of the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid; provided that Lender delivers to Borrower a certificate as to the amounts of such costs described herein, which certificate shall be conclusive in the absence of manifest error.  Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof.  The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of the Note and shall not be waived by any delay by Lender in seeking such compensation.

(viii)                        All payments made by Borrower  hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(ix)                                Remittances in payment of any part of the Loan in less than the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

Section 2.4.                                   PREPAYMENTS.

(a)                                  Voluntary Prepayments.  Except as otherwise expressly provided herein and in Section 2.4(c) hereof, Borrower shall not have the right to prepay the Loan in whole or in part prior to the initial Maturity Date. Any partial prepayment shall be applied to the last payments of principal due under the Loan and shall reduce the outstanding principal balance of the Loan for purposes of computing the Monthly Payment Amount.

(b)                                 Lockout.  The Loan shall only be prepayable after the expiration of the Lockout Period.

(c)                                  Payments After the Lockout Period.

(i)                                     Full Prepayment.

(A)                              At any time after the expiration of the Lockout Period other than during the time period in any month from and including the day after the Payment Date through and including the day prior to the Determination Date, Borrower may prepay the Loan in whole but not in part at any time upon not less than thirty (30) days prior written notice to Lender.  Any such prepayment shall include (A) in the event the prepayment occurs at any time during the period after the Payment Date occurring in June, 2005 through and including the Payment Date occurring in December, 2005, a prepayment premium in the amount of 1.75% of the then principal amount of the Loan, (B) all amounts required to be paid by Borrower under Section 2.4(c)(iii) hereof and (C) all other amounts owing by Borrower to Lender under this Agreement and the other Loan Documents, including, without limitation, any Breakage Costs incurred by Lender.

(B)                                In addition to the foregoing requirements for a full prepayment of the Loan, prior to Lender’s obligation to accept a prepayment pursuant to the foregoing Section 2.4(c)(i)(A) Borrower shall have paid (or cause to be paid) any amounts required to be paid under Section 2.4(c)(i) of the Mortgage Loan Agreement to Mortgage Lender in connection with the full prepayment of the Mortgage Loan, provided that, the requirements set forth in this Section 2.4(c)(i)(B) shall not apply in the event (1) (x) such prepayment is sourced solely from the funds of Mezzanine Borrower or any of its Affiliates (other than Mortgage Borrower or any SPE Component Entity (as defined in the Mortgage Loan Agreement)) and such funds are not derived from any of the Properties or any other collateral for the Mortgage Loan (it being understood and agreed that the Mezzanine Borrower shall in any event be entitled to apply to any such prepayment of the Mezzanine Loan funds sourced or derived from any of the Properties or any other collateral for the Mortgage  Loan to the extent the same have previously been distributed to the Mezzanine Borrower provided such distribution was not in violation of the Mortgage Loan Documents) (provided that the foregoing is subject to Sections 544 and 548 of Title 11 of the United States Code) and (y) no Default or Event of Default shall then exist under the Mortgage Loan Documents or (2) Mortgage Lender shall agree in a writing addressed to Lender to such prepayment in full of the Mezzanine Loan.

(ii)                                  Partial Prepayment.  Provided no Event of Default shall have occurred and is then continuing, commencing on the day after the expiration of the Lockout Period, and upon giving Lender at least thirty (30) days (but not more than ninety (90) days) prior written notice, which said notice can be given prior to the expiration of the Lockout Period in connection with the prepayment to occur following the Lockout Period, Borrower may voluntarily prepay a portion of the Loan on a Payment Date provided such prepayment is being made in connection with a partial prepayment of the Mortgage Loan and the release of a Property pursuant to Section 2.4(c)(ii) of the Mortgage Loan Agreement and the Mortgage Loan Borrower has complied with all of the terms and conditions of Section 2.4(c)(ii) of the Mortgage Loan Agreement, and provided Borrower satisfies the following release conditions:

(A)                              Borrower shall provide Lender with prior written notice specifying (1) the Payment Date on which Borrower intends to make the partial prepayment (“Release Date”) and (2) the Property proposed to be released from the Lien of the related Mortgage (the “Release Property”)

(B)                                Borrower shall pay to Lender (i) the applicable Release Price, (ii) all amounts payable under Section 2.4(c)(iii) below in connection with the accompanying prepayment of the Loan, and (iii) any and all expenses incurred by Lender in connection with any such release, including, but not limited to, reasonable attorney’s fees and expenses, as required under clause (F) below;

(C)                                Borrower shall pay in the event the prepayment occurs at any time during the period after the Lockout Period through and including the Payment Date occurring in December, 2005, a prepayment premium in the amount of 1.75% of the applicable Release Price;

(D)                               Borrower shall have delivered to Lender written confirmation that Rate Cap in the aggregate notional amount of no less than the principal balance of the Loan as prepaid shall remain in full force and effect after the proposed prepayment;

(E)                                 Borrower shall deliver to Lender such other documents, instruments, opinions and certificates as Lender may reasonably request;

(F)                                 Borrower shall pay all out-of-pocket costs and expenses of Lender incurred in connection with the proposed prepayment, including Lender’s reasonable attorneys’ fees and expenses; and

(G)                                Without limiting the generality of any of the provisions contained herein, Borrower shall have paid any amounts required to be paid to Mortgage Lender in connection with the release of the Release Property.

(iii)                               Prepayments in General.  All payments and prepayments of the Loan, whether voluntary, involuntary, at the Maturity Date or otherwise (but exclusive of prepayments made pursuant to Section 2.4(d) hereof) shall include in the event that any such repayment or prepayment is made on a day other than a Payment Date, a sum equal to the amount of interest which would have accrued under this Agreement through the end of the Interest Period in which the next Payment Date occurs.  For purposes of this Agreement, an involuntary prepayment shall be deemed to include, but not be limited to, a prepayment of the Loan in connection with or following the Lender’s acceleration of the outstanding balance of the Loan.

(d)                                 Insurance and Condemnation Proceeds; Excess Interest.  Notwithstanding any other provision herein to the contrary, and provided no Default exists, Borrower shall not be required to pay any prepayment premium in connection with any prepayment occurring solely as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, or (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the Loan.

(e)                                  Prepayments Prior to the Lockout Period.  If, during the Lockout Period, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Debt Service then due and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in this Section 2.4 and Borrower shall pay, in addition to the Debt being repaid and the accompanying Debt Service payment, (x) an amount equal to the Lockout Yield Maintenance Premium and (y) the accrued and unpaid interest calculated for the full Interest Period in which such voluntary prepayment occurs.

(f)                                    Application of Payments.  All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the remaining principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity.  Following the occurrence of an Event of Default, any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

(g)                                 Liquidation Events.

(i)                                     In the event of (A) any Casualty to any Property or any material portion thereof, (B) any Condemnation of any Property or any material portion thereof, (C) any transfer of any Property in connection with a realization thereon following a Mortgage Event of Default, including, without limitation, a foreclosure sale, or (D) any refinancing of any Property or the Mortgage Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into an Eligible Account with Lender (the “Mezzanine Debt Service Account”).  On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest which actually accrued on such amount through the next Payment Date, but without the payment of  a prepayment fee or penalty.  Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower.  Any prepayment received by Lender pursuant to this Section 2.4(g)(i) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date.

(ii)                                  Borrower shall notify Lender of any Liquidation Event no later than one (1) Business Day following the first date on which Borrower has knowledge of such event.  Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Property on the date on which a contract of sale for such sale is entered into, and all other contingencies, if any, contained therein have been satisfied and/or waived, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Property, on the date on which a commitment for such refinancing has been entered into, and all other contingencies, if any, contained therein have been satisfied and/or waived.  The provisions of this Section 2.4(g)(ii) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or the Sale or Pledge of any Property set forth in this Agreement and the other Loan Documents.

(h)                                 Prepayment of the Mortgage Loan.  Subject to the provisions of Section 5.33 hereof, in the event that the Mortgage Loan is paid in full at any time prior to the then Maturity Date of the Loan, the Debt shall then be immediately due and payable regardless of the Maturity Date of the Loan.

ARTICLE 3
CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date.

Section 3.1.                                   REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH CONDITIONS

The representations and warranties of Borrower and Affiliated Lessee contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default shall have occurred and be continuing nor will any Default or Event of Default occur immediately following the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

Section 3.2.                                   DELIVERY OF LOAN DOCUMENTS; REPORTS; LEASES

(a)                                  Pledge Agreement, Loan Agreement and Note.  Lender shall have received from Borrower a fully executed and acknowledged counterparts of the Pledge Agreement and evidence that the Uniform Commercial Code financing statements have been delivered to the title company for recording and/or filing, in the reasonable judgment of Lender, so as to effectively create upon such recording and/or filing valid and enforceable Liens upon the Collateral, of first priority, in favor of Lender (or such other trustee as may be required or desired under local law).  Lender shall have also received from Borrower and Borrower Principal, the applicable Operating Lessee and Manager, as applicable, fully executed counterparts of this Agreement, the Note, each Subordination, Non-Disturbance and Attornment Agreement, each Subordination and Attornment Agreement, and each Subordination of Management Agreement/Estoppel and all other Loan Documents.

(b)                                 Intentionally deleted.

(c)                                  Intentionally deleted.

(d)                                 Insurance.  Lender shall have received copies of the Policies required hereunder or other evidence of insurance, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e)                                  Environmental Reports.  Lender shall have received an Environmental Report in respect of each Property satisfactory to Lender (or an acceptable update and reliance letter relating to the applicable Environmental Report delivered to Bridge Lender in connection with the Bridge Loan).

(f)                                    Intentionally deleted.

(g)                                 Encumbrances.  Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Collateral, and Lender shall have received satisfactory evidence thereof.

(h)                                 Lien Searches.  Borrower shall have delivered to Lender certified search results pertaining to the Borrower, Borrower Principal, Mortgage Borrower, Mortgage Borrower GP, Affiliated Lessee and such other Persons or any SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

Section 3.3.                                   RELATED DOCUMENTS

Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and at Lender’s written request, Lender shall have received and approved certified copies thereof.

Section 3.4.                                   ORGANIZATIONAL DOCUMENTS

On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower, Borrower Principal, Mortgage Borrower, Mortgage Borrower GP and each SPE Component Entity which must be acceptable to Lender in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, Borrower Principal and each SPE Component Entity, as Lender may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

Section 3.5.                                   OPINIONS OF BORROWER’S COUNSEL

Lender shall have received opinions of Borrower’s counsel (a) with respect to non-consolidation issues, (b) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, and (c) with respect to the perfection of Lender’s security interest in the Collateral, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.  In addition, Borrower shall deliver to Lender on the Closing Date an opinion letter from Borrower’s counsel relating to Lender’s security interest in the Collateral being perfected by delivery of certificates evidencing the equity interests or by the filing of the UCC-1 Financing Statement with the Secretary of State of Delaware.

Section 3.6.                                   ANNUAL BUDGET

Borrower shall have delivered, and Lender shall have approved, the Annual Budget with respect to the Properties for the current fiscal year, a copy of which is attached as Exhibit A hereto.

Section 3.7.                                   TAXES AND OTHER CHARGES

Mortgage Borrower shall have paid all Taxes and Other Charges which are due and payable (including any in arrears) relating to each Property, which amounts may be funded with proceeds of the Mortgage Loan and the Loan.

Section 3.8.                                   COMPLETION OF PROCEEDINGS

All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

Section 3.9.                                   PAYMENTS

All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.10.                             TRANSACTION COSTS

Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed Lender for all out of pocket expenses in connection with the underwriting, negotiation, and closing of the Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; Securitization expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender.

Section 3.11.                             NO MATERIAL ADVERSE CHANGE

There shall have been no material adverse change in the financial condition or business condition of any Property, Mortgage Borrower, Mortgage Borrower GP, Borrower, Borrower Principal, Operating Lessee, any SPE Component Entity, any Manager or any other person or party contributing to the operating income and operations of any Property since the date of the most recent financial statements and/or other information delivered to Lender.  The income and expenses of each Property, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change.  Neither Mortgage Borrower, Mortgage Borrower GP, Borrower, Borrower Principal, any Operating Lessee, any SPE Component Entity nor any Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 3.12.                             OPERATING LEASES

Lender shall have received (i) a certified copy of each Operating Lease, (ii) copies of the fully executed estoppels from the applicable Operating Lessee of each Property delivered to Mortgage Lender pursuant to the Mortgage Loan Agreement, and (iii) fully executed counterparts signed by Mortgage Borrower, Borrower and the applicable Operating Lessee of a Subordination, Non-Disturbance and Attornment Agreement, with respect to the Operating Leases of the Miami Lakes Property and the Miami Airport West Property, and a Subordination and Attornment Agreement, with respect to each of the remaining Operating Leases.

Section 3.13.                             LEASES; RENT ROLLS

Lender shall have received a Rent Roll or summary of all Leases affecting any Property (other than Operating Leases, which are addressed in Section 3.12), which shall be satisfactory in form and substance to Lender.

Section 3.14.                             TENANT ESTOPPELS

Lender shall have received copies of each executed tenant estoppel letter delivered to Mortgage Lender pursuant to the Mortgage Loan Agreement.

Section 3.15.                             REA ESTOPPELS

Borrower shall have delivered to Lender copies of each executed REA estoppel letter delivered to Mortgage Lender, from each party to any REA with respect to any Property, as required by Mortgage Lender pursuant to the Mortgage Loan Agreement.

Section 3.16.                             SUBORDINATION AND ATTORNMENT

Borrower shall have delivered to Lender copies of any and all executed instruments delivered to Mortgage Lender subordinating to the applicable Mortgage certain of the Leases (other than the Operating Leases, which are addressed in Section 3.12) affecting each Property, to the extent required by Mortgage Lender pursuant to the Mortgage Loan Agreement.

Section 3.17.                             TAX LOT

Lender shall have received evidence that each Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

Section 3.18.                             PHYSICAL CONDITIONS REPORT; PIP REPORT

Lender shall have received copies of (a) the Physical Conditions Report with respect to each Property, delivered to Lender pursuant to the Mortgage Loan Documents, and (b) any PIP Reports issued with respect to any Property, delivered to Mortgage Lender pursuant to the Mortgage Loan Agreement.

Section 3.19.                             MANAGEMENT AGREEMENT

Lender shall have received a certified copy of each Management Agreement with respect to each Property subject to a Management Agreement, each of which shall be satisfactory in form and substance to Lender.

Section 3.20.                             APPRAISAL

Lender shall have received an appraisal of each Property, which shall be satisfactory in form and substance to Lender.  Lender hereby acknowledges (a) receipt of appraisals with respect to each Property, as delivered to Bank of America, N.A. in connection with the  Bridge Loan and (b) that each such appraisal together with any reliance letter which Lender may require in its reasonable discretion shall be deemed acceptable for all purpose under this Section 3.20 absent any material adverse change to the applicable Property from and after the date of such appraisal.

Section 3.21.          FINANCIAL STATEMENTS

Lender shall have received financial statements and related information in form and substance satisfactory to Lender and in compliance with any Legal Requirements promulgated by the Securities and Exchange Commission, including, without limitation, (a) operating statement as of September 30, 2003 with respect to each Property, for the year-to-date 2003, and (b) audited financial statements by an Acceptable Accountant with respect to RFS Partnership, L.P. (the prior direct/indirect owner of each Property) for the years 2002, 2001, 2000 and 1999, in all instances the same shall be accompanied by an unqualified opinion of such Acceptable Accountant that such statements have been prepared in accordance with GAAP applied on a consistent basis.

Section 3.22.          NET OPERATING INCOME

The annual Net Operating Income for all the Properties shall not be less than $20,000,000.00 as determined by Lender in its sole discretion pursuant to its standard underwriting procedures for loans which are consummated by Lender for the purpose of any Securitization.

Section 3.23.          FRANCHISE AGREEMENTS

Lender shall have received (i) a certified copy of each Franchise Agreement with respect to each Property (other than those previously disclosed to Lender for which there is no Franchise Agreement, only a Management Agreement), and (ii) a franchisor estoppel/comfort letter executed by each Franchisor under each Franchise Agreement, in form and substance reasonably satisfactory to Lender.

Section 3.24.          GROUND LEASE

Lender shall have received (a) a certified copy of each Ground Lease and (b) copies of the fully executed ground lessor estoppel from the ground lessor under the Wilmington Ground Lease and the fully executed ground lessor estoppel from the Borrower with respect to the Louisville Southwest Agreement.

Section 3.25.          FURTHER DOCUMENTS

Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower and, where specifically indicated, each Borrower Principal, represents and warrants to Lender as of the Closing Date that:

Section 4.1.            ORGANIZATION

Each of Borrower, Borrower Principal (when not an individual), Mortgage Borrower, Mortgage Borrower GP and Affiliated Lessee (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, and management of the Mortgage Borrower, and (d) in the case of Borrower, has full power, authority and legal right to grant, bargain, sell, pledge, assign, warrant, transfer and convey the Collateral pursuant to the terms of the Loan Documents, and in the case of Borrower, Mortgage Borrower, each Borrower Principal and Affiliated Lessee, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents and/or Mortgage Loan Documents  to which it is a party.  Borrower and  Borrower Principal represent and warrant that the chart attached hereto as Exhibit B sets forth an accurate ownership structure of Borrower.

Section 4.2.            STATUS OF BORROWER; AFFILIATED LESSEE

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Pledge Agreement and on any UCC-1 Financing Statements filed in connection with the Loan.  Borrower is an organization of the type specified on the first page of this Agreement.  Borrower is incorporated in or organized under the laws of the state of Delaware.  Borrower’s principal place of business and chief executive office, and the place where each of Borrower  keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement.  The organizational identification number, if any, assigned by the state of incorporation or organization of  Borrower is 3721072.

Section 4.3.            VALIDITY OF DOCUMENTS

Borrower, Mortgage Borrower, Affiliated Lessee, and Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement, the other Loan Documents and the Mortgage Loan Documents to which they are parties.  This Agreement, the other Loan Documents and the Mortgage Loan Documents have been duly executed and delivered by or on behalf of Borrower, Mortgage Borrower, Affiliated Lessee and  Borrower Principal, as applicable, and constitute the legal, valid and binding obligations of Borrower, Mortgage Borrower, Affiliated Lessee and Borrower Principal, as applicable, enforceable against each, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4.            NO CONFLICTS

The execution, delivery and performance of this Agreement, the other Loan Documents and the Mortgage Loan Documents to be executed by Borrower, Mortgage Borrower, Affiliated Lessee and Borrower Principal, as applicable,  will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents or Mortgage Loan Documents) upon any of the property or assets of Borrower, Mortgage Borrower, Affiliated Lessee or Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower, Mortgage Borrower, Affiliated Lessee or Borrower Principal s a party or by which any of Borrower’s, Mortgage Borrower’s, Affiliated Lessee’s or Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower, Mortgage Borrower, Affiliated Lessee or Borrower Principal or any of Borrower’s, Mortgage Borrower’s, Affiliated Lessee’s or Borrower Principal’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Mortgage Borrower, Affiliated Lessee or Borrower Principal of this Agreement, any of the other Loan Documents or any of the Mortgage Loan Documents has been obtained and is in full force and effect.

Section 4.5.            LITIGATION

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s or Borrower Principal’s knowledge, threatened against or affecting Borrower, Mortgage Borrower, Borrower Principal, any Operating Lessee, any Manager, the Collateral or any Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, Borrower Principal, any Operating Lessee, any Manager, the Collateral or any Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Mortgage Borrower, Borrower Principal or Affiliated Lessee or the condition or ownership of the Collateral or any Property (as applicable).

Section 4.6.            AGREEMENTS

None of Borrower, Mortgage Borrower, Borrower Principal nor any Affiliated Lessee is a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee, the Collateral or any Property, or Borrower’s, Mortgage Borrower’s, Borrower Principal’s or Affiliated Lessee’s business, properties or assets, operations or condition, financial or otherwise.  None of Borrower, Mortgage Borrower, Borrower Principal nor Affiliated Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee or the Collateral is bound.  None of Borrower, Mortgage Borrower, Borrower Principal or Affiliated Lessee has any material financial obligation under any agreement or instrument to which Borrower, Mortgage Borrower, Borrower Principal or Affiliated Lessee is a party or by which Borrower, Mortgage

Borrower, Borrower Principal, Affiliated Lessee or the Collateral is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Collateral and (b) its applicable obligations under the Loan Documents or the Mortgage Loan Documents.

Section 4.7.            SOLVENCY

Neither Borrower nor Borrower Principal has (a) entered into the transaction or executed the Note (if applicable), this Agreement or any other Loan Documents to which any such Person is a party, with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their respective obligations under such Loan Documents.  Giving effect to the Loan, the fair saleable value of the assets of each of Borrower, and Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of each of Borrower and Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee or any SPE Component Entity (if any) in the last ten (10) years, and neither Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee nor any SPE Component Entity in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.  Neither Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee nor any SPE Component Entity (if any) is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s, Mortgage Borrower’s, Borrower Principal’s, SPE Component Entity’s or Affiliated Lessee’s assets or property, and  Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee or any SPE Component Entity (if any).

Section 4.8.            FULL AND ACCURATE DISCLOSURE

No statement of fact made by or on behalf of Borrower, Mortgage Borrower, any SPE Component Entity (as defined herein and in the Mortgage Loan Agreement), Borrower Principal or Affiliated Lessee in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower, Borrower Principal or Affiliated Lessee contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower, Mortgage Borrower, any SPE Component Entity (as defined herein and in the Mortgage Loan Agreement), Borrower Principal or Affiliated Lessee which has not been disclosed to Lender which adversely affects, nor as far as Borrower, Borrower Principal or Affiliated Lessee can reasonably foresee, might adversely affect, the Collateral or the business, operations or condition (financial or otherwise) of Borrower, Borrower Principal or Affiliated Lessee.

Section 4.9.            NO PLAN ASSETS

Neither Borrower nor Borrower Principal is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or Borrower Principal constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  Neither Borrower nor Borrower Principal is a

“governmental plan” within the meaning of Section 3(32) of ERISA, subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10.          NOT A FOREIGN PERSON

Neither Borrower nor Borrower Principal is a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

Section 4.11.          ENFORCEABILITY

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Borrower Principal, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.  No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12.          BUSINESS PURPOSES

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13.          COMPLIANCE

Borrower, Mortgage Borrower, Affiliated Lessee and each Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act.  Borrower has no knowledge that any of such entities is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has not received any written notice of any such default or violation.  There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Property, any act or omission affording any Governmental Authority the right of forfeiture as against any Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14.          FINANCIAL INFORMATION

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Borrower Principal, Mortgage Borrower, Mortgage Borrower GP, Affiliated Lessee and/or the Properties (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal, Mortgage Borrower, Mortgage Borrower GP, Affiliated Lessee or the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Neither Borrower, Mortgage Borrower, Mortgage

 Borrower GP nor Affiliated Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on any Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower, Mortgage Borrower GP, Borrower Principal or Affiliated Lessee from that set forth in said financial statements.

Section 4.15.          ILLEGAL ACTIVITY

No portion of the Collateral or any Property has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.16.          PERMITTED ENCUMBRANCES

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Mortgage Loan Documents or Loan Documents, materially and adversely affects the value of any Property, impairs the use or the operation of any Property or impairs Mortgage Borrower’s or Borrower’s ability to pay its obligations in a timely manner.

Section 4.17.          FEDERAL RESERVE REGULATIONS

Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.18.          INVESTMENT COMPANY ACT

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.19.          NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE

All information submitted by Borrower, Mortgage Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Mortgage Borrower, Affiliated Lessee or Borrower Principal  in this Agreement, in any other Loan Document or in any Mortgage Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Collateral, any Property or the business operations or the financial condition of Borrower, Mortgage Borrower, Affiliated Lessee or Borrower Principal.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.20.          SPECIAL PURPOSE ENTITY

Borrower, Mortgage Borrower, and SPE Component Entity (as defined herein and in the Mortgage Loan Agreement) (if any) meet all of the requirements of Article 6 hereof as of the Closing Date in all material respects.

Section 4.21.          INTELLECTUAL PROPERTY

All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge are uncontested.  Borrower has not knowingly infringed, is not knowingly infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others.  To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.22.          EMBARGOED PERSON

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Borrower Principal constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Borrower Principal, as applicable, with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Borrower Principal, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.23.          PATRIOT ACT

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section.  Each of Borrower and Borrower Principal hereby represents and warrants that Borrower and Borrower Principal and each and every Person Affiliated with Borrower and Borrower Principal or that to Borrower’s knowledge has an economic interest in Borrower or Borrower Principal, or, to Borrower’s or Borrower Principal’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Collateral or any Property or will participate, in any manner whatsoever, in the Loan (excluding any holders of publicly traded shares in CNL Hospitality Properties, Inc., a publicly traded real estate investment trust), is:  (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act.  Borrower covenants and agrees that in the event Borrower receives any notice that Borrower Principal or Borrower (or any of their respective beneficial owners or Affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  It shall be an Event of Default hereunder if Borrower, Borrower Principal, or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.24.          MORTGAGE LOAN REPRESENTATIONS

All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made by Borrower hereunder and are true and correct as of the Closing Date and shall remain incorporated as they may have been waived, amended or otherwise modified by the Mortgage Lender but without regard to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

Section 4.25.          NO CONTRACTUAL OBLIGATIONS

Other than the Loan Documents, the Borrower Partnership Agreement and the Mortgage Borrower Partnership Agreement, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any indebtedness (other than the Loan), and prior to the date of this Agreement, neither Borrower nor any of its Subsidiaries has entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any indebtedness (other than the Loan or the Mortgage Loan (as applicable)) except for such liabilities, which are immaterial in the aggregate, that are incident to Borrower’s activities as a member of the Mortgage Borrower or that are being satisfied in connection with the funding of the Loan.

Section 4.26.          PLEDGED SECURITIES

There are no Liens on the Pledged Securities (other than the Liens created by the Loan Documents).

Section 4.27.          TAXES

Mortgage Borrower, Borrower, Borrower Principal and Affiliated Lessee have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them.  Neither Borrower, Mortgage Borrower, Borrower Principal nor Affiliated Lessee knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.28.          SURVIVAL; MISCELLANEOUS

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower and of Borrower Principal set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5
BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower Principal (as to Sections 5.11 and 5.33 only) and Borrower each hereby covenants and agrees with Lender that:

Section 5.1.            EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS

(a)           Borrower and Mortgage Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it, and each Property.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Collateral, any Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower shall at all times cause Mortgage Borrower to maintain, preserve and protect all franchises and trade names used by it, Affiliated Lessee and any Affiliated Manager in connection with the operation of each Property.  To the extent anything this Article 5 or any other section of this Agreement requires Borrower to cause Mortgage Borrower to take any action, such requirement shall require Borrower to act solely in its capacity as an equity owner of Mortgage Borrower and Mortgage Borrower SPE.

(b)           After prior written notice to Lender, Borrower, at its own expense, may cause Mortgage Borrower to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting any Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Mortgage Borrower or the applicable Property is subject and shall not constitute a default thereunder; (iii) neither such Property, any part thereof or interest therein, any of the tenants or occupants thereof, including, but not limited to the applicable Operating Lessee and Manager, nor Mortgage Borrower, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower, Mortgage Borrower or Lender; (v) Borrower shall have furnished, or shall have caused Mortgage Borrower to furnish, the security as may be required in the proceeding or by Lender to ensure compliance by Borrower and Mortgage Borrower with the Legal Requirements; and (vi) Borrower shall have furnished, or shall have caused Mortgage Borrower to furnish, to Lender all other items reasonably requested by Lender.

Section 5.2.            MAINTENANCE AND USE OF PROPERTY

Borrower shall cause Mortgage Borrower to maintain each Property in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender.  If under applicable zoning provisions the use of all or any portion of any Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, such consent not to be unreasonably withheld.

Section 5.3.            WASTE

Borrower shall not commit or suffer, and shall not cause Mortgage Borrower to commit or suffer, any waste of any Property or make any change in the use of any Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of such Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of any Property or the security for the Loan.  Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4.            TAXES AND OTHER CHARGES

(a)           Borrower shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against any Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay (or cause to be paid) Taxes shall be suspended for so long as Mortgage Borrower complies with the terms and provisions of Section 9.6 of the Mortgage Loan Agreement.  Borrower shall cause Mortgage Borrower to furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to cause Mortgage Borrower to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to Section 9.6 of the Mortgage Loan Agreement).  Borrower shall cause Mortgage Borrower to not suffer and shall promptly cause Mortgage Borrower to pay or transfer to bond and in either instance discharge (or fully and unconditionally release) any Lien or charge whatsoever which may be or become a Lien or charge against any Property, and shall cause Mortgage Borrower to promptly pay for (or cause to be paid for) all utility services provided to any Property.

(b)           After prior written notice to Lender, Borrower, at its own expense, may permit Mortgage Borrower to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, or any involuntary Lien or other charge, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Property; and (vi) Mortgage Borrower shall have furnished Mortgage Lender with such security as may be required in the proceeding, or shall have delivered to Mortgage Lender such reserve deposits or indemnification in lieu thereof as may be reasonably requested by Mortgage Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Mortgage Borrower has paid all of the Taxes or Other Charges under protest).

Section 5.5.            LITIGATION

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Borrower Principal, Mortgage Borrower or Affiliated Lessee which might materially adversely affect Borrower’s, Mortgage Borrower’s, Borrower Principal’s or Affiliated Lessee’s condition (financial or otherwise) or business or any Property or the Collateral.

Section 5.6.            ACCESS TO PROPERTY

Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect any Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 5.7.            NOTICE OF DEFAULT

Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee or any Property or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 5.8.            COOPERATE IN LEGAL PROCEEDINGS

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.9.            PERFORMANCE BY BORROWER

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Collateral and any amendments, modifications or changes thereto.

Section 5.10.          AWARDS; INSURANCE PROCEEDS

Borrower shall, and shall cause Mortgage Borrower and Affiliated Lessee to, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation materially affecting any Property or any material part thereof) out of such Awards or Insurance Proceeds.

Section 5.11.          FINANCIAL REPORTING

(a)           Borrower and Borrower Principal shall, and shall cause Mortgage Borrower to, keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and shall furnish or cause to be furnished to Lender:

(i)            quarterly and annual certified rent rolls signed and dated by Borrower and Mortgage Borrower, detailing the names of all Tenants under Major Leases, the portion of the Improvements (in terms of square footage) occupied by each such Tenant, the base rent, additional rent and any other charges payable under each such Major Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each such Major Lease, including the commencement and expiration dates and any tenant extension, expansion or renewal options, the extent to which any Tenant is in default under any such Major Lease, and any other information as is reasonably required by Lender, within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(ii)           quarterly and annual operating statements of each Property, prepared by Borrower or, if applicable, by Manager in form reasonably acceptable to Lender and certified by Borrower and Mortgage Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements for the period of calculation and containing appropriate year-to-date information, within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(iii)          quarterly and annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and Borrower Principal in the form required by Lender (with the annual financial statements prepared and audited by an Acceptable Accountant), together with a certificate by an authorized officer of the general partner of Borrower Principal certifying as to Borrower Principal’s then Consolidated Tangible Net Worth (which certificate shall be accompanied by a description of the computation of such Consolidated Tangible Net Worth reasonably acceptable to Lender), all within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower and Borrower Principal, as applicable, as the case may be; and

(iv)          an Annual Budget in form reasonably acceptable to Lender with respect to the operations of each Property, not later than the later of (i) (5) Business Days after Borrower’s or any Affiliate’s receipt thereof and (ii) thirty (30) days or in the instance of each Marriott Managed Property (as defined in the Mortgage Loan Agreement) fifteen (15) days prior to the commencement of each fiscal year of Borrower, but in no event later than February 15th of any calendar year.  In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any reasonable objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves such Annual Budget.  In the event Lender shall fail to respond in writing to any proposed Annual Budget or revised Annual Budget within the above-stated time period, Lender shall be deemed to have approved the same, provided that any proposed or revised Annual Budget submitted to Lender pursuant to the terms hereof shall state in bold face type, 16” font and all capital letters on the cover letter accompanying each such (A) proposed Annual Budget “ATTACHED IS A PROPOSED ANNUAL BUDGET FOR THE BELOW REFERENCED PROPERTY(IES), YOUR FAILURE TO RESPOND IN WRITING TO THE UNDERSIGNED REGARDING THE SAME WITHIN FIFTEEN (15) DAYS OF THE DATE OF YOUR RECEIPT OF SAID PROPOSED ANNUAL BUDGET, SHALL BE DEEMED TO CONSTITUTE YOUR APPROVAL OF THE SAME” and (B) revised Annual Budget “ATTACHED IS A REVISED ANNUAL BUDGET FOR THE BELOW REFERENCED PROPERTY(IES), YOUR FAILURE TO RESPOND IN WRITING TO THE UNDERSIGNED REGARDING THE SAME WITHIN FIFTEEN (15) DAYS OF THE DATE OF YOUR RECEIPT OF SAID REVISED ANNUAL BUDGET SHALL BE DEEMED TO CONSTITUTE YOUR APPROVAL OF THE SAME”.  Until such time that Lender approves a proposed or revised Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, or is deemed to have approved the same, the most recent Annual Budget with respect to such Property shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and other expenses under the applicable Management Agreement, if any.

(b)           Upon request from Lender, Borrower shall promptly furnish to Lender:

(i)            a property management report regarding operating and financial performance for any Property, in reasonable detail and certified by Borrower under penalty of perjury to be true and complete, but no more frequently than quarterly;

(ii)           to the extent applicable, an accounting of all security deposits held in connection with any Lease of any part of any Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(iii)          to the extent applicable, a report of all letters of credit provided by any Tenant in connection with any Lease of any part of any Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.

(c)           Intentionally Omitted.

(d)           Borrower and Borrower Principal shall furnish Lender (or cause Mortgage Borrower to furnish Lender) with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(e)           All items requiring the certification of Borrower or Mortgage Borrower shall, except where Borrower is an individual, require a certificate executed by the general partner, managing member or chief executive officer of Borrower or Mortgage Borrower, as applicable (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).

Section 5.12.          ESTOPPEL STATEMENT

(a)           After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use its best efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from (i) the applicable lessor under either Ground Lease pursuant to the applicable terms and conditions of the applicable ground lease estoppel and agreement executed in connection herewith, and (ii) any one or more Tenants as required by Lender attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

Section 5.13.          OPERATING LEASE; LEASING MATTERS

(a)           Borrower shall (or shall cause Mortgage Borrower to) (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Operating Leases and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to any Operating Lessee by Mortgage Borrower; (iv) promptly give notice to Lender of any notice or information that Mortgage Borrower receives which indicates that an Operating Lessee is terminating its Operating Lease or that any Operating Lessee is otherwise discontinuing its operation of the applicable  Property;

and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Operating Lessee under the applicable Operating Lease.

(b)           If at any time after the occurrence and during the continuance of an Event of Default Lender realizes on the Collateral, Borrower shall (A) in the instance of an Operating Lease between Mortgage Borrower and an Affiliated Lessee, cause Mortgage Borrower to cooperate and not in any way hinder, delay  or otherwise interfere with the termination of the applicable Operating Lease in accordance with the terms of the applicable Subordination and Attornment Agreement or (b) in the instance of an Operating Lease with a Non-Affiliated Lessee, cause Mortgage Borrower to terminate such Operating Lease to the extent permitted under the terms of such Operating Lease under and in accordance with terms of the applicable Subordination, Non-Disturbance and Attornment Agreement.

(c)           Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) permit or cause Mortgage Borrower to: (i) surrender, terminate or cancel any Operating Lease or otherwise replace any Operating Lessee or enter into any other operating lease with respect to any Property; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, renew, amend, modify, waive any provisions of , reduce Rents under, or shorten the term of any Operating Lease.

(d)           Borrower shall (or shall cause Mortgage Borrower to) ensure that any replacement Operating Lessee shall in all events be a Qualified Lessee, and shall be a party to an Operating Lease approved in writing by Lender, in its reasonable discretion and shall be approved by Mortgage Lender in accordance with the Mortgage Loan Documents. In addition, any new or replacement Operating Lessee (i) Affiliated with Borrower, shall execute a form of Subordination and Attornment Agreement in form substantially similar to the form delivered in connection with the closing of the Loan and (ii) not Affiliated with Borrower, shall execute a of Subordination and Attornment Agreement in form reasonably acceptable to Lender.

(e)           Other than any new or replacement Operating Lease, Borrower may permit Mortgage Borrower to enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) (or cause or permit any Operating Lessee to enter into a proposed Lease or Renewal Lease) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Mortgage Borrower or Operating Lessee, as the case may be (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for or contemplated in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the applicable Property taken as a whole, (iv) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of the applicable Property, (v) has a base term of less than fifteen (15) years including options to renew, (vi) as to Major Leases, has no rent, credits, free rents or concessions granted thereunder, and (vii) as to Major Leases, is written on customary form of lease reasonably acceptable to Lender.  All proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense.

Borrower shall promptly deliver to Lender copies of all Major Leases and to the extent requested by Lender other Leases which are entered into pursuant to this subsection together with Borrower’s certification that such Leases satisfy all of the conditions of this Section.

(f)            Without limiting any other provision contained herein, Borrower (i) shall (or shall cause Mortgage Borrower or the applicable Operating Lessee to) observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall cause Mortgage Borrower to promptly send copies to Lender of all notices of default which Mortgage Borrower shall send or receive under any Major Lease (and any other Lease to pursuant to any request made by Lender); (iii) shall enforce (or cause or permit Mortgage Borrower or the applicable Operating Lessee to enforce) all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect (or cause or permit Mortgage Borrower or any Operating Lessee to collect) any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute (or cause or permit Mortgage Borrower or any Operating Lessee to execute) any other assignment of the landlord’s interest in any of the Leases or the Rents; and (vi) shall not consent (or cause or permit Mortgage Borrower or any Operating Lessee to consent) to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(g)           Notwithstanding any other provision contained herein, other than with respect to a Major Lease (including, but not limited to, any Operating Lease) Borrower may, without the prior written consent of Lender, permit Mortgage Borrower to amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) (or cause or permit Mortgage Borrower or any Operating Lessee to do any of the foregoing) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of the applicable Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease.  A termination of a Lease (other than an Operating Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of the applicable Property taken as a whole.  Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel (not to be unreasonably withheld), at Borrower’s expense.  Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers for Major Leases (and any other Lease pursuant to any request made by Lender) which are entered into pursuant to this subsection together with Borrower’s certification that all conditions of this subsection have been satisfied.

(h)           Notwithstanding anything contained herein to the contrary, Borrower shall not permit Mortgage Borrower, without the prior written consent of Lender to enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease (or in the instance of a Major

Lease other than an Operating Lease, cause or permit the applicable Operating Lessee to do any of the foregoing).

(i)            Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, cause Mortgage Borrower to enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Lease during a Excess Cash Flow Sweep Period (as defined in the Mortgage Loan Agreement) (or cause or permit the Mortgage Borrower to cause or permit the applicable Operating Lessee to do any of the foregoing).

Section 5.14.          PROPERTY MANAGEMENT

(a)           Borrower shall cause Mortgage Borrower or the applicable Operating Lessee to (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Mortgage Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Mortgage Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the applicable Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)           Subject to the rights of the Mortgage Lender and the applicable provisions of the Mortgage Loan Documents, if at any time, an event shall occur (i) under any Management Agreement which constitutes a material monetary default by Manager as determined by Lender or a material non-monetary default by Manager as determined by Lender which default materially and adversely affects the value, use or operation of the Property or the Borrower’s obligation to pay the Debt and permits Mortgage Borrower or Operating Lessee to terminate the applicable Manager or (ii) under any Subordination of Management Agreement/Estoppel permits Lender, Mortgage Borrower or Operating Lessee to terminate the applicable Manager, Borrower shall, at the request of Lender, cause Mortgage Borrower to promptly terminate (or cause Operating Lessee to terminate) the applicable Management Agreement in accordance with the terms (including the minimum time periods for termination) of such Management Agreement and/or Subordination of Management Agreement/Estoppel, and replace Manager with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.  Without limiting the foregoing, in the event any Subordination of Management Agreement/Estoppel shall permit Lender to terminate the Management Agreement directly, upon Lender’s election to so terminate any such Management Agreement, Borrower shall reasonably cooperate and not in any way interfere with any act by Lender’s to so terminate such Management Agreement.

(c)           Borrower shall not cause or permit Mortgage Borrower to, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace any

Manager or enter into any other management agreement with respect to any Property (or cause or permit the applicable Operating Lessee to do any of the foregoing); (ii) reduce or consent to the reduction of the term of any Management Agreement (or cause or permit the applicable Operating Lessee to do any of the foregoing); (iii) increase or consent to the increase of the amount of any charges under any Management Agreement (or cause or permit the applicable Operating Lessee to do any of the foregoing); or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect (or cause or permit the applicable Operating Lessee to do any of the foregoing).

(d)           Borrower shall (or shall cause Mortgage Borrower to) ensure that any replacement Manager shall in all events be a Qualified Manager, and shall be a party to a Management Agreement approved in writing by Lender, in its reasonable discretion.  Any new or replacement manager shall execute a form of Subordination of Management Agreement/Estoppel as may be approved by Lender in its reasonable discretion.

Section 5.15.          LIENS

Borrower shall not permit Mortgage Borrower, without the prior written consent of Lender, to create, incur, assume or suffer to exist any Lien on any portion of any Property or permit any such action to be taken, except Permitted Encumbrances.  Borrower shall not incur, assume or suffer to exist any Lien on any portion of the Collateral or permit any such action to be taken.

Section 5.16.          DEBT CANCELLATION

Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.  Borrower shall not permit Mortgage Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance hereunder) owed to Mortgage Borrower by any person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

Section 5.17.          ZONING

Borrower shall not permit Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18.          ERISA

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19.          NO JOINT ASSESSMENT

Borrower shall not permit Mortgage Borrower to suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from such Property, or (b) any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

Section 5.20.          RECIPROCAL EASEMENT AGREEMENTS

Borrower shall not permit Mortgage Borrower to enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Borrower shall cause Mortgage Borrower to enforce, comply with, and cause each of the parties to each REA to comply with all of the material economic terms and conditions contained in each REA.

Section 5.21.          ALTERATIONS

Lender’s prior approval (which shall not be unreasonably withheld) shall be required in connection with any alterations to any Improvements, exclusive of alterations to tenant spaces required under any Lease, (a) that may have a material adverse effect on any Property, (b) that are structural in nature or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold.  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies,

(iii) other securities acceptable to Lender and the Rating Agencies, (iv) Letter of Credit acceptable to Lender and the Rating Agencies or (v) a completion bond, provided that such completion bond is acceptable to the Lender and the Rating Agencies.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

Section 5.22.          FRANCHISE AGREEMENTS.

(a)           Borrower shall ensure that each Property (other than any Property for which with Lender’s consent there is no Franchise Agreement in place) shall be operated under the terms and conditions of the applicable Franchise Agreement.  Borrower shall cause Mortgage Borrower or the applicable Operating Lessee to (i) pay all sums required to be paid by the franchisee under each Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of each Franchise Agreement on the part of the franchisee thereunder to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of said franchisee under each Franchise Agreement, (iii) promptly notify Lender of the giving of any notice to Mortgage Borrower and/or Operating Lessee of any default by the franchisee in the performance or observance of any of the terms, covenants or conditions of any Franchise Agreement on the part of the franchisee thereunder to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of default under the Franchise Agreement, report regarding operations of the related Property, estimates of any monetary nature and any other items reasonably requested by Lender, in each case received by Borrower, Mortgage Borrower or Affiliated Lessee under any Franchise Agreement.

(b)           Subject to the rights of the Mortgage Lender, Borrower shall not cause or permit Mortgage Borrower or any Operating Lessee to, without the prior consent of the Lender, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any respect, either orally or in writing.

(c)           If any franchisee shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of the franchisee thereunder to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder and subject to the rights of the Mortgage Lender, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Franchise Agreement on the part of the franchisee to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of said franchisee (and/or Mortgage Borrower and/or Operating Lessee) in, to and under such Franchise Agreement shall be kept unimpaired and free from default.  Any such amounts so advanced by Lender together with interest thereon from the date expended by Lender at the Default Rate shall be part of the Debt, and Borrower shall immediately repay such amounts to Lender upon demand.  Pursuant to the terms of the applicable Subordination Non-Disturbance Attornment Agreement, Subordination and Attornment Agreement and/or Subordination of Management Agreement/Estoppel, Lender and

any person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Property at any time and from time to time for the purpose of taking any such action.  If any Franchisor shall deliver to Lender a copy of any notice sent to Mortgage Borrower, Borrower and/or Operating Lessee of any default under any Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(d)           Subject to the rights of the Mortgage Lender, Borrower shall cause the Mortgage Borrower or the applicable Operating Lessee to exercise each individual option, if any, to extend or renew the term of each Franchise Agreement upon demand by Lender made at any time within ninety (90) days prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise (or cause the applicable Operating Lessee to exercise) any such option in the name of and upon behalf of Mortgage Borrower should Borrower fail to cause the Mortgage Borrower to do so, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(e)           Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt , shall be secured by the lien of the Pledge Agreement and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(f)            Borrower shall (or shall cause Mortgage Borrower to), promptly upon request of Lender, use its diligent best efforts to obtain and deliver (or cause to be delivered) an estoppel certificate from each Franchisor stating that (i) each applicable Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither such Franchisor nor the franchisee named thereunder is in default under any of the terms, covenants or provisions of each applicable Franchise Agreement and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under each applicable Franchise Agreement, (iii) neither such Franchisor nor the franchisee thereunder has commenced any action or given or received any notice for the purpose of terminating any applicable Franchise Agreement and (iv) all sums due and payable to such Franchisor under each applicable Franchise Agreement have been paid in full.

(g)           Upon the termination of any Franchise Agreement, Borrower shall (or shall cause Mortgage Borrower or Operating Lessee to) promptly enter into a new Franchise Agreement with a replacement Franchisor, which shall deliver a comfort or similar letter to and in favor of Lender, all upon terms and conditions acceptable to Lender in its discretion.

Section 5.23.          GROUND LEASE

(a)           With respect to each Ground Lease, Borrower shall cause Mortgage Borrower to (i) subject to Section 9.10, pay all rents, additional rents and other sums required to be paid by Mortgage Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under the Ground Lease to Mortgage Borrower of any default by

Mortgage Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Mortgage Borrower’s receipt.  Mortgage Borrower shall not, without the prior written consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, and if Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender (subject to the rights of Mortgage Lender) shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Mortgage Borrower to be performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default.  If the landlord under the Ground Lease shall deliver to Lender a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.  Mortgage Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within ninety (90) days prior to the last day upon which any such option may be exercised, and Mortgage Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Mortgage Borrower should Mortgage Borrower fail to do so, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(b)           Other than as permitted by this Agreement, notwithstanding anything contained in either Ground Lease to the contrary, Borrower shall not cause or permit Mortgage Borrower to further sublet any portion of applicable Property subject to such Ground Lease (other than as permitted pursuant to the applicable terms and conditions hereof) without prior written consent of Lender.  In addition, (i) any such sublease shall not terminate or be terminable by the lessee thereunder, including, but not limited to, in the event of any action for the foreclosure of the Security Instrument (unless a judgment is obtained therein against such sublessee); and (ii) in the event that the Ground Lease is terminated as aforesaid, the sublessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the applicable Property on such foreclosure, as the case may be.  In the event that any portion of the applicable Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the applicable Property.

Section 5.24.          INTEREST RATE CAP AGREEMENT

(a)           Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Rate Cap, which shall continue until the end of the Interest Period in which the Maturity Date of the Loan shall occur and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan.  The Rate Cap shall be maintained throughout the term of the Loan with an Acceptable Counterparty.  If the provider of the Rate Cap or any Replacement Rate Cap ceases to be an Acceptable Counterparty, Borrower shall obtain a Replacement Rate Cap at Borrower’s sole cost and expense within ten (10) days of receipt of notice from Lender or Borrower’s obtaining knowledge that the provider is no longer an Acceptable Counterparty.

(b)           Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Rate Cap or any Replacement Rate Cap (and any related guarantee, if any) and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by the Borrower and by the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Rate Cap or by separate instrument).  At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Rate Cap and any Replacement Rate Cap shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Rate Cap and any Replacement Rate Cap and to notify the Acceptable Counterparty of such release.

(c)           Borrower shall comply with all of its obligations under the terms and provisions of the Rate Cap and any Replacement Rate Cap.  All amounts paid by the Acceptable Counterparty under the Rate Cap to Borrower or Lender shall be deposited immediately into an account designated by Lender.  Provided no Event of Default shall then exist, to the extent any funds actually received in such account when combined with funds actually received by and due Mezzanine Lender under this Agreement, the other Loan Documents and the Intercreditor Agreement, exceed amounts then due Lender under this Agreement and the other Loan Documents, such excess shall be distributed to Borrower.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Rate Cap and any Replacement Rate Cap in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d)           In the event that Borrower fails to purchase and deliver to Lender the Rate Cap or any Replacement Rate Cap as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Rate Cap or any Replacement Rate Cap, as applicable, and the cost incurred by Lender in purchasing the Rate Cap or any Replacement Rate Cap, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)           In connection with the Rate Cap and any Replacement Rate Cap, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)            the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Rate Cap or the Replacement Rate Cap, as applicable;

(ii)           the execution and delivery of the Rate Cap or the Replacement Rate Cap, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)          all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Rate Cap or the Replacement Rate Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)          the Rate Cap or the Replacement Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.25.          NOTICES

Borrower shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of:

(a)           any Event of Default, or a Default or Event of Default under the Mortgage Loan Documents;

(b)           any material default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, or Borrower Principal that could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents;

(c)           any litigation or proceeding affecting Borrower, or, to the knowledge of Borrower, affecting any of Mortgage Borrower or Borrower Principal, in which the amount involved in each case is $100,000.00 or more and not fully covered by insurance, or in which injunctive or similar relief is sought; or

(d)           a change in the business, operations, property or financial or other condition or prospects of Borrower, or, to the knowledge of Borrower, Mortgage Borrower or Borrower Principal which could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents.

Section 5.26.          CURING

Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Partnership Agreement (a) to cure a Default or Event of Default under the Mortgage Loan, and (b) to satisfy any Liens, claims or judgments against any Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction.  Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Default or Event of Default under the Mortgage Loan or satisfying any Liens, claims or judgments against any Property.

Section 5.27.          SPECIAL DISTRIBUTIONS

On each date on which amounts are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower Partnership Agreement to cause Mortgage Borrower (to the extent of any and all available cash after payment of all amounts due under or required to be paid pursuant to the Mortgage Loan Documents) to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be paid to Lender on such date, after consideration of all amounts  (a) to be paid to Lender under the Cash Management Agreement on such date (and actually received by Lender on such date) and (b) any other amounts actually received by Lender (and due Lender under the Intercreditor Agreement) as of such date.  Nothing contained herein shall in any way modify (or be deemed to modify) any other obligation of Borrower hereunder, including, but not limited to any other payment obligations of Borrower hereunder.

Section 5.28.          LIMITATION ON SECURITIES ISSUANCES

None of Borrower or any of its subsidiaries shall issue any membership interests or other securities, other than those that have been issued as of the Closing Date.

Section 5.29.          LIMITATIONS ON DISTRIBUTIONS

Following (a) the occurrence and during the continuance of a monetary Event of Default, (b) the occurrence and during the continuance of an Event of Default under Section 11.1(f) hereof or (c) the occurrence of any other Event of Default with respect to which Lender has accelerated the Loan, Borrower shall not make any distributions to its members.

Section 5.30.          OTHER LIMITATIONS

Prior to the payment in full of the Debt, neither Borrower nor any of its Subsidiaries shall, nor permit Mortgage Borrower to, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion, except as otherwise provided herein), give its consent or approval to any of the following actions or items:

(a)           except as expressly permitted pursuant to and in accordance with the terms hereof (including, without limitation, the provisions of Section 5.34 hereof, with respect to a refinance of the Mortgage Loan, and the provisions of Section 2.4(c)(ii) hereof, with respect to the Release of a Property) (i) any refinance of the Mortgage Loan, (ii) any prepayment in full of the Mortgage Loan, (iii) any Transfer or Release of a Property or any portion thereof, or (iv) any action in connection with or in furtherance of the foregoing;

(b)           except as expressly permitted pursuant to and in accordance with the terms hereof, creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Properties except for Permitted Encumbrances;

(c)           any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(d)           approve the terms of any Annual Budget (unless pursuant to and in accordance with the provisions of Section 5.11(a)(iv));

(e)           the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(f)            except as set forth in an approved Annual Budget or as permitted under the Mortgage Loan Documents, any (i) improvement, renovation or refurbishment of all or any part of a Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as such Property, (ii) removal, demolition or material alteration of the improvements or equipment on a Property or (iii) material increase in the square footage or gross leasable area of the improvements on a Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower; provided that Mezzanine Lender will not unreasonably withhold, delay or condition its consent to any such actions to the extent the same are to be funded in full by an additional capital contribution to Borrower;

(g)           any material change in the method of conduct of the business of Mortgage Borrower or Borrower or any of its subsidiaries, such consent to be given in the reasonable discretion of the Lender;

(h)           the settlement of any claim against Mortgage Borrower or Borrower or any of its Subsidiaries, other than (i) any settlement provided for in an Approved Annual Budget or (ii) a fully insured third party claim, in any amount greater than $100,000 (in the case of Borrower or Mortgage Borrower), such consent to be given in the sole discretion of the Lender; or

(i)            except as required by the Loan Documents or the Mortgage Loan Documents, any determination to restore a Property after a Casualty or Condemnation, except to the extent funded solely from additional capital contributions to Borrower.

Section 5.31.          CONTRACTUAL OBLIGATIONS

Other than the Loan Documents, the Borrower Partnership Agreement (and the initial membership interests in Borrower issued pursuant thereto), the Mortgage Loan Documents and the Mortgage Borrower Partnership Agreement, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner or regular member, as applicable, of Mortgage Borrower.

Section 5.32.          MANAGER OF FLINT PROPERTY

The initial Manager of the Flint Property as of the Closing Date is Flagstone.  Borrower anticipates entering into with Interstate a new Management Agreement (“Flint Interstate Management Agreement”) in the exact same form as the form in place on the Closing Date with Interstate on the other Interstate Properties.  On or before February 15, 2004, Borrower shall provide Lender with a copy of the executed Flint Interstate Management Agreement as well as the Subordination of Management Agreement/Estoppel in the form delivered on the Closing Date and executed by Interstate for the other Interstate Managed Properties.

Section 5.33.          CONSOLIDATED TANGIBLE NET WORTH

Borrower Principal shall not permit the Consolidated Tangible Net Worth of Borrower Principal and its Subsidiaries on a consolidated basis at any time to be less than the sum of $150,000,000.00 plus the cost basis of the Properties subject to the Lien of the Mortgage at such time as set forth on Schedule I hereto minus the aggregate then outstanding principal balance of the Loan and Mortgage Loan.

Section 5.34.          REFINANCING

Borrower shall not consent to or permit a refinancing of the Mortgage Loan unless it obtains the prior written consent of Lender, which consent may be withheld in the event (a) Lender shall determine in its sole and absolute discretion that the terms of such new mortgage loan are not at least equivalent to the terms of the Mortgage Loan, (b) without limiting the foregoing, (i) the principal balance of the new mortgage loan shall in no event exceed the principal balance of the Mortgage Loan on the date of the refinancing, (ii) the new mortgage loan shall have an interest rate that is no higher than the then current interest rate for the Mortgage Loan, as determined by Lender in its sole discretion (and shall provide for an interest rate cap agreement substantially identical to the Rate Cap), (iii) the new mortgage loan shall have an amortization schedule that provides for repayment in monthly installments each of which is no greater than the monthly principal payments due under the Mortgage Note , (iv) the new mortgage loan shall have a maturity date that is no earlier than that provided for under the Mortgage Loan at the time of the closing thereof, as such maturity date may be extended pursuant to the Mortgage Loan Agreement, and (v) the terms of the new mortgage loan shall permit the Loan, (c) the new mortgage lender shall refuse to enter into an intercreditor agreement with Lender no less favorable to Lender (as determined in Lender’s sole and absolute discretion) than the Intercreditor Agreement, (d) Borrower shall fail to execute and deliver such amendments to this Agreement and the other Loan Documents as Lender may determine necessary to preserve all rights granted Lender under this Agreement and the other Loan Documents, (e) Borrower shall fail to deliver to Lender such settlement statements, pay-off letters, opinions and other documentation as Lender shall request in connection with such refinancing, or (f) Borrower shall fail to pay all costs and expenses incurred by Lender (including, but not limited to, attorneys’ fees) in connection with such refinancing.

ARTICLE 6
ENTITY COVENANTS

Section 6.1.            SINGLE PURPOSE ENTITY/SEPARATENESS

Until the Debt has been paid in full, Borrower represents, warrants and covenants as follows (provided, however, any Borrower covenant that it will cause Mortgage Borrower to take any action shall be deemed to mean that the Borrower shall act in Borrower’s capacity as an equity owner of Mortgage Borrower and Mortgage Borrower GP):

(a)           Borrower has not and will not and will not permit Mortgage Borrower or SPE Component Entity thereof to:

(i)            with respect to (x) Borrower, engage in any business or activity other than the ownership of the Pledged Securities and the Collateral and any activities incidental thereto and (y) Mortgage Borrower, engage in any business or activity other than the ownership, operation and maintenance of the Properties, and activities incidental thereto;

(ii)           with respect to (x) Borrower acquire any assets other than (A) the Pledged Securities and the Collateral and (B) such incidental Personal Property as may be necessary for the operation of the Pledged Securities and the Collateral (y) Mortgage Borrower acquire or own any assets other than (A) the Properties, and (B) such incidental Personal Property as may be necessary for the operation of each Property;

(iii)          merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the prior written consent of Lender and after a Securitization written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization;

(iv)          fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)           own any subsidiary, or make any investment in, any Person, without the prior written consent of Lender and after a Securitization written confirmation from each of the applicable Rating Agencies that said ownership or investment shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization;

(vi)          commingle its assets with the assets of any other Person;

(vii)         with respect to (x) Borrower , incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors (including obligations in respect of alterations, replacements and capital improvements permitted under the Loan Documents), provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall , when combined with any similar indebtedness then held by the Affiliated Lessee, not exceed at any time five percent (5%) of the outstanding principal amount of the Note; and (y) Mortgage Borrower or any SPE Component Entity thereof, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than as permitted under the Mortgage Loan Documents;

(viii)        fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s and Mortgage Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements clearly and conspicuously identify the Borrower as a separate legal entity;

(ix)           enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower or of Mortgage Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)            maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)           except as otherwise expressly permitted by the Loan Documents, assume or guaranty the debts of any other Person (other than any commercially reasonable guaranty of any Affiliated Lessee’s obligations under any Franchise Agreement or Management Agreement consented to by Lender), hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)          make any loans or advances to any Person, without the prior written consent of Lender and after a Securitization written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization;

(xiii)         fail to file its own tax returns or fail to file a consolidated tax return on which Borrower (and as applicable, Mortgage Borrower and any SPE Component Entity thereof) is identified as a separate entity from all other Persons, or which otherwise complies with or if necessary is promptly amended to comply with all applicable Rating Agency requirements;

(xiv)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)        if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the directors or managers as applicable, of each SPE Component Entity (if any), including, without limitation, each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xviii)      (A) fail to remain solvent or (B) fail to pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds;

(xix)         acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)          violate or cause to be violated the assumptions made with respect to Borrower and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;

(xxi)         fail to maintain a sufficient number of employees in light of its contemplated business operations; or

(xxii)        form, acquire, or hold any subsidiary (other than Mortgage Borrower and Mortgage Borrower GP).

(b)           If Borrower is a partnership or limited liability company which is not a single member limited liability company, each general partner in the case of a general partnership, each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation or a single member Delaware limited liability company (which shall comply with all additional provisions contained herein with respect to Delaware limited liability companies) whose sole asset is its interest in Borrower.  Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) - (vi) and (viii) - (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4.  Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation (or other applicable formation and entity documentation) are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners.  Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status, no SPE Component Entity shall be required.

(c)           In the event Borrower is a single member Delaware limited liability company, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of Borrower (“Member”) to cease to be the member of Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower as a member thereof (“Special Member”) and shall continue Borrower without dissolution and (ii) Special Member may not resign from Borrower or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director.  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (ii) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (iv) Special Member, in its capacity as Special Member, may not bind Borrower and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement.  In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (i) to continue Borrower and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower.  Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution.  The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

Section 6.2.            CHANGE OF NAME, IDENTITY OR STRUCTURE

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, Borrower Principal, Mortgage Borrower or SPE Component Entity (if any), (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender.  In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.1 and Section 6.4 hereof.  Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate each Property, and representing and warranting that Borrower does business under no other trade name with respect to such Property.  If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3.            BUSINESS AND OPERATIONS

(a)           Borrower will qualify to do business and will remain in good standing under the laws of the applicable State as and to the extent the same are required for the ownership, maintenance, management and operation of the Pledged Securities and the Collateral.  Borrower shall not enter into any line of business other than the ownership of the Pledged Securities and the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(b)           Borrower will cause Mortgage Borrower to qualify to do business and to remain in good standing under the laws of each State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.  Borrower shall not permit Mortgage Borrower to enter into any line of business other than the ownership of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

Section 6.4.            INDEPENDENT DIRECTOR

(a)           The organizational documents of each SPE Component Entity (if any) shall provide that at all times there shall be, and Borrower shall cause there to be, at least two duly appointed members of the board of directors, board of managers or equivalent governing board (each an “Independent Director”) of such SPE Component Entity reasonably satisfactory to Lender each of whom are not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as an Independent Director of such SPE Component Entity, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of a single member Delaware limited liability company, or in the instance in which such Independent Director is an employee, representative or officer of a corporate service company which in the ordinary course of business serves as Independent Director for an Affiliate of Borrower other than any Affiliate which has a direct interest in Borrower, Affiliated Lessee or any of Borrower’s constituent entities), employee, attorney or counsel of, Borrower, such SPE Component Entity or any of  their respective shareholders, partners, members, subsidiaries or Affiliates; (ii) a customer or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates who derives any of its purchases or revenue from its activities with Borrower or such SPE Component Entity or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer.

(b)           The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors, board of managers or equivalent governing board of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, certificate of formation, limited liability company agreement, by-laws, similar entity governance document or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors of such SPE Component Entity of Borrower unless at the time of such action there shall be at least two members of the board of directors who are Independent Directors.  Such SPE Component Entity will not, without the unanimous written consent of its board of directors, board of managers or other equivalent governing board including each Independent Director, on behalf of itself or Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

ARTICLE 7
NO SALE OR ENCUMBRANCE

Section 7.1.            TRANSFER DEFINITIONS

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Mortgage Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Mortgage Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mortgage Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2.            NO SALE/ENCUMBRANCE

(a)           Borrower shall not cause or permit a Sale or Pledge of the Collateral or any Property or any part thereof or any legal or beneficial interest therein held by Borrower nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.  Nothing set forth herein shall or shall be deemed to prohibit the sale of publicly traded shares in CNL Hospitality Properties, Inc.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Mortgage Borrower agrees to sell any Property or any part thereof for a price to be paid in installments; (ii) other than an Operating Lease, an agreement by Mortgage Borrower leasing all or a substantial part of any Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal of Manager, the acceptance by Borrower of the resignation of Manager when such Manager was not entitled under the applicable Management Agreement to resign or the resignation of the Manager in collusion with the Borrower, in each case other than in accordance with Section 5.14.

Section 7.3.            PERMITTED TRANSFERS

Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer:  (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (b) the transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party (other than a transfer or issuance of any interests in the Mortgage Borrower or the Mortgage Borrower GP which shall be a Prohibited Transfer); provided, however, no such transfers shall result in a change in Control in the Restricted Party or change in control of any Property, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; (c) the pledge by Borrower of its interest in Mortgage Borrower and Borrower its interest in Mortgage Borrower GP pursuant to the Pledge Agreement; (d) a transfer permitted under the Intercreditor Agreement; (e) a transfer in a transaction (including, without limitation, a merger or consolidation) whereby CNL Rose Acquisition Corp., CNL Rose GP Corp. or CNL Hospitality Properties, Inc. transfer their interests in Borrower Principal provided that following such transaction a majority of the interests in Borrower Principal continue to be owned, directly or indirectly, by CNL Hospitality Properties, Inc. and CNL Hospitality Properties, Inc. shall continue to Control Borrower Principal; or (f) other than as to Borrower Principal or any of Borrower Principal’s Subsidiaries any transaction, including, without limitation, a merger or consolidation involving a Restricted Party, whereby, immediately following such transaction (i) a majority of the ownership interests in such Restricted Party are owned, directly or indirectly, by Persons who owned, directly or indirectly, a majority of the ownership interests of such Restricted Party immediately prior to such transaction, and (ii) as to any entity other than CNL Hospitality Properties, Inc., there is no resulting change in Control. Notwithstanding the foregoing, any transfer that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party other than a transfer permitted under the Intercreditor Agreement or a transfer permitted under items (e) or (f) above, shall comply with the requirements of Section 7.4 hereof.

Section 7.4.            LENDER’S RIGHTS

All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.  Notwithstanding anything to the contrary contained in this Section 7.4, in the event a substantive non-consolidation opinion was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

Section 7.5.            ASSUMPTION

Borrower and Lender acknowledge and agree that no transfer of all of the Collateral or of all the Properties to, and the related assumption of the Loan or Mortgage Loan, respectively, by, any Person shall be permitted under this Agreement.

ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1.            INSURANCE

(a)           Borrower shall cause Mortgage Borrower to obtain and maintain, at all times insurance for Mortgage Borrower and for each Property required by the Mortgage Lender, and if for any reason not being provided, Borrower shall cause Mortgage Borrower to provide at least the following coverages for each Property:

(i)            comprehensive “all risk” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000 for all such insurance coverage; and (D)  if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement.  In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a  “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event such Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)           Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such

Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at such Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in clauses (a) through (e) and (f) in Section 14.01 hereof to the extent the same is available;

(iii)          loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from such Property for the succeeding period of coverage required above.  Subject to the rights of the Mortgage Lender under the Mortgage Loan Agreement, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about such Property, or in connection with such Property or its operation (if applicable);

(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above or as otherwise approved by Lender;

(viii)        sinkhole and mine subsidence insurance, if required, and if such Property is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, earthquake insurance in an amount not less than the probable maximum loss, all as determined by a recognized engineering firm acceptable to and approved by Lender, less any applicable deductibles, including business interruption coverage in an amount not less than that set forth in clause (iii) above;

(ix)           a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns;

(x)            motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000)

(xi)           environmental insurance for the Louisville Property in form acceptable to Lender for an initial term of two years past the initial Maturity Date and, if Borrower extends the Maturity Date in accordance with Section 2.3(b) hereof, for each Extended Maturity Date, for two years from each such Extended Maturity Date; and

(xii)          upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to such Property located in or around the region in which such Property is located.

With respect to the Policies required to be maintained pursuant to clauses (i), (iii) and (iv) above, Borrower shall maintain insurance coverage against Losses resulting from acts of terrorism.

(b)           All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A”

or better by S&P (or such other ratings approved by Lender) and a general policy rating of “A” or better and a financial class of VIII or better by A.M. Best Company, Inc.  To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender certified copies of all Policies or other evidence of insurance reasonably acceptable to Lender not later than thirty (30) days after the Closing Date.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, renewal Policies or other evidence of insurance reasonably acceptable to Lender accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall specifically allocate to each Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the applicable Property in compliance with the provisions of Section 8.1(a).

(d)           All Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Mortgage Borrower as the insured, Lender as a “Named Insured” and Mortgage Lender as an additional insured, as their interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Mortgage Lender and Lender providing that the loss thereunder shall be payable to Mortgage Lender, as mortgagee and loss payee.

(e)           All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i)            except as may otherwise prohibited by applicable law, no act or negligence of Mortgage Borrower, or anyone acting for Mortgage Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(iii)          the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration;

(iv)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(v)           the Policies described in clauses (i), (iii) and (vi) above do not contain an exclusion for acts of terror or similar acts of sabotage.

(f)            If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the applicable

Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           Subject to the prior right of the Mortgage Lender under the Mortgage Loan Agreement to receive any payments paid under the Policy described in Section 8.1(a)(xi), Borrower shall cause such payments to be paid to Lender.

Section 8.2.            CASUALTY

If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender to the extent required hereunder and shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of such Property in accordance with Section 8.4 hereof and Section 8.4 of the Mortgage Loan Agreement, whether or not Mortgage Lender or Lender makes any Net Proceeds available pursuant to said Section 8.4.  Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance.

Section 8.3.            CONDEMNATION

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Property of which Borrower has knowledge and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings.  Subject to the rights of Mortgage Lender under the Mortgage Loan Agreement, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 8.4 hereof and Section 8.4 of the Mortgage Loan Agreement, whether or not Lender or Mortgage Lender makes any Net Proceeds available pursuant to Section 8.4 hereof or Section 8.4 of the Mortgage Loan Agreement (as applicable).  Subject to the terms and provisions of the Mortgage Loan Documents, to the extent Lender is entitled to receive any Award as Net Liquidation Proceeds after Debt Service pursuant to the terms hereof, if the Collateral is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the

Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 8.4.            RESTORATION

Subject to the rights of Mortgage Lender and the obligations of Mortgage Borrower and the Mortgage Loan Documents and only to the extent the Mortgage Loan is not outstanding and has been paid in full, the following provisions shall apply in connection with any Restoration of a Property:

(a)           If the costs of completing the Restoration shall be less than five percent (5%) of the Allocated Loan Amount with respect to the affected Property, the Net Proceeds will be disbursed by Lender to Borrower or Mortgage Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) below are each met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of the Mortgage Loan Agreement.

(b)           If the costs of completing the Restoration are equal to or greater than five percent (5%) of the Allocated Loan Amount with respect to the affected Property, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 8.4.  The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (1) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (vii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (2) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower or Mortgage Borrower for Restoration provided that each of the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than ten percent (10%) of the aggregate fair market value of the Improvements at all the Properties (immediately prior to the applicable Casualty) has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the affected Property is taken, such land is located along the perimeter or periphery of the affected Property, and no portion of the Improvements is located on such land;

(C)           the Operating Leases of the affected Property in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, and each other Major Lease, if any, in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D)          Borrower shall commence or cause Mortgage Borrower to commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the affected Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases (including, without limitation, any Ground Lease) or material agreements affecting the affected Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G)           the affected Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

(H)          the Restoration shall be done and completed by Borrower or Mortgage Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)            such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Property or the Improvements;

(J)            Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Mortgage Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(K)          the Net Proceeds together with any cash or cash equivalent deposited by Borrower or Mortgage Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4, shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower or Mortgage Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.  Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower or Mortgage Borrower pursuant to Section 8.1(a)(iii) shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses.

(iii)          All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $100,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower or Mortgage Borrower.

(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed.  The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower or Mortgage Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender.  If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower or Mortgage Borrower shall deposit without duplication the deficiency (the “Net Proceeds Deficiency”) with Lender, before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency, if any, deposited with Lender shall be held by Lender in an interest bearing account (with interest credited to Borrower) and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower (or as directed by Borrower), provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii) may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due as an involuntary partial prepayment thereof, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate.

(d)           Notwithstanding anything herein to the contrary, in the event that the Property is being restored by Mortgage Borrower pursuant to the Mortgage Loan Documents, Lender shall agree to the release of the Net Proceeds for Restoration of the Property pursuant to the terms and provisions of the Mortgage Loan Documents, subject to Lender’s rights to receive and approve in its discretion all deliverables set forth in this Section 8.4.

ARTICLE 9
RESERVE FUNDS

Borrower shall cause Mortgage Borrower to comply with all of its obligations under Article 9 of the Mortgage Loan Agreement.  Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason (including, without limitation, the satisfaction of the Mortgage Loan), Mortgage Borrower is no longer maintaining any of the Reserve Accounts required to be maintained by Mortgage Borrower in accordance with the terms of the Mortgage Loan Documents, (i) Borrower shall be required to promptly establish and maintain with Lender and for the benefit of Lender reserves in replacement and substitution thereof, which substitute reserves shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents with respect to the Reserve Account being replaced (including, but not limited to, Article 10 of the Mortgage Loan Agreement relating to cash management and Borrower shall, and shall cause Mortgage Borrower to, executed a cash management agreement in form substantially similar to the Cash Management Agreement) and (ii) to the extent not prohibited by Mortgage Lender under the Mortgage Loan Documents, Borrower shall or shall cause Mortgage Lender to remit to Lender any funds from Reserve Accounts that were remaining in such reserves at the time of the termination of such reserves for the purpose of funding the equivalent substitute reserves.

ARTICLE 10
CASH MANAGEMENT

Borrower and Lender acknowledge and agree that all Rents and other income from the Property payable to Borrower or Mortgage Borrower will be deposited and disbursed in accordance with the terms of the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason (including, without limitation, the satisfaction of the Mortgage Loan), Mortgage Borrower is no longer maintaining the accounts established pursuant to the Cash Management Agreement or if the Cash Management Agreement is no longer in full force and effect, Borrower shall promptly enter into a substitute cash management agreement with such other depository institution as Lender shall direct, or an agent selected by Borrower and reasonably acceptable to Lender and, if the Loan is securitized, acceptable to the Rating Agencies, which such agent shall be an Eligible Institution on substantially the same terms as the agreements entered into as of the date hereof in connection with the related Mortgage Loan.

ARTICLE 11
EVENTS OF DEFAULT; REMEDIES

Section 11.1.          EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, Borrower shall not be in default so long as there is sufficient money in the Cash Management Account for payment of all amounts then due and payable (including any deposits into Mortgage Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner;

(b)           except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges (including Ground Rents as defined in the Mortgage Loan Agreement) are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account or (as defined in the Mortgage Loan Agreement) Ground Rent Reserve Account (as defined in the Mortgage Loan Agreement), as applicable for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(c)           if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender as provided in Section 8.1;

(d)           if Borrower breaches any covenant with respect to Borrower, Mortgage Borrower, Mortgage Borrower GP or any SPE Component Entity (if any) contained in (i) Article 6 and Borrower shall within fifteen (15) days of the earlier of Borrower’s knowledge or notice of such breach, fail to cure the same and deliver an updated non-consolidation opinion acknowledging such breach in form and substance acceptable to Lender or (ii) any covenant contained in Article 7 hereof;

(e)           if any representation or warranty of, or with respect to, Borrower, Mortgage Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f)            if (i) Borrower, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Borrower Principal or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Mortgage Borrower, Operating Lessee, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Mortgage Borrower, Operating Lessee, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, Mortgage Borrower, Operating Lessee, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, Mortgage Borrower, Operating Lessee, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Mortgage Borrower, Operating Lessee, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g)           if Borrower shall be in default beyond applicable notice and grace periods under any other pledge or other security agreement covering any part of the Collateral, whether it be superior or junior in lien to the Pledge Agreement;

(h)           if Mortgage Borrower shall be in default beyond applicable notice and grace periods under any mortgage, deed of trust, deed to secure debt of other security agreement covering any party of any Property;

(i)            if any Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and such Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days, or if any portion of the Collateral becomes subject to any Lien and such Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of fifteen (15) days;

(j)            if any federal tax lien is filed against Borrower, any member or general partner of Borrower, Mortgage Borrower, Affiliated Lessee, Borrower Principal, or any SPE Component Entity (if any) or any Property and same is not discharged of record within (a) fifteen (15) days after the same is filed in the instance of a lien filed against Mortgage Borrower or Mortgage Borrower’s general partner or (b) thirty (30) days after same is filed in the instance of a lien filed against any of the other above stated entities;

(k)           if a judgment is filed against the Borrower in excess of $100,000 which judgment is not covered by insurance proceeds and is not vacated or discharged within 30 days;

(l)            if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(m)          if Borrower shall cause Mortgage Borrower to permit any event within Mortgage Borrower’s control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Mortgage Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail to cause Mortgage Borrower, within ten (10) Business Days after demand by Lender, to exercise Mortgage Borrower’s option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA and the same shall have (or shall be reasonably expected to have) a material and adverse affect on the value, use, operation or enjoyment of the applicable Property as a hotel of a similar type as the hotel situated on such Property as of the Closing Date or on the ability of Borrower to perform its obligations (including its payment obligations under this Agreement, the Note and the other Loan Documents);

(n)           if Borrower breaches any of its covenants contained in Section 5.24;

(o)           if a default has occurred and is continuing beyond any applicable cure period under any Franchise Agreement or Management Agreement, which entitles such Franchisor or Manager, as the case may be, to terminate or cancel such Franchise Agreement or Management Agreement;

(p)           if Borrower shall breach any of the material terms of:

(i)            Section 2.4(g) (Payments upon a Liquidation Event);

(ii)           Intentionally Omitted;

(iii)          Section 5.25 (Notices), to the extent such default shall continue for a period of five (5) days after Lender’s notice thereof to Borrower;

(iv)          Section 5.27 (Special Distributions);

(v)           Section 5.28 (Limitations on Securities Issuances);

(vi)          Section 5.29 (Limitations on Distributions);

(vii)         Section 5.30 (Other Limitations);

(viii)        Section 5.31 (Contractual Obligations); or

(ix)           Section 5.34 (Refinancing);

(q)           if Borrower shall cause Mortgage Borrower, without Lender’s consent, to modify, amend, terminate or cancel (or to permit or direct Operating Lessee to modify, amend, terminate or cancel) any Franchise Agreement or to operate any Property under the name of any hotel chain or system other than the name such Property is operated under as of the date hereof

(r)            if Borrower shall cause Mortgage Borrower, without Lender’s consent, to modify, amend, terminate or cancel (or to permit or direct any Affiliated Lessee to modify, amend, terminate or cancel) any Management Agreement;

(s)           if any Affiliated Lessee is in default beyond any applicable notice or cure period under the applicable Operating Lease;

(t)            if any Affiliated Lessee shall default in the performance or observance of the obligations under the applicable Subordination and Attornment Agreement beyond any applicable notice or cure period set forth therein or (b) an “Event of Default” shall occur under any Subordination, Attornment and Security Agreement (as defined in the Mortgage Loan Agreement);

(u)           if there shall occur any default by Mortgage Borrower, as tenant under either Ground Lease, in the observance or performance of any term, covenant or condition of the applicable Ground Lease on the part of Mortgage Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the applicable Ground Lease shall be surrendered or if the applicable Ground Lease shall cease to be in full force and effect or the applicable Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of the applicable Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(v)           if Borrower Principal breaches its covenant set forth in Section 5.33 unless within five (5) days of written notice from Lender, CNL Hospitality Properties, Inc. executes this Agreement assuming all obligations of Borrower Principal hereunder and in connection therewith provides Lender with a corporate and enforceability opinion with respect to such execution and the obligations so assumed, all acceptable to Lender in its reasonable discretion;

(w)          if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after notice from Lender to Borrower in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender to Borrower in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days; or

(x)            if a Mortgage Loan Event of Default occurs.

Section 11.2.          REMEDIES

(a)           Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter during the continuance of such Event of Default Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the UCC, as adopted and enacted by the State of New York, against Borrower and the Collateral (or any portion thereof), including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b)           Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12
ENVIRONMENTAL PROVISIONS

Section 12.1.          ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, based upon an Environmental Report of each Property and information that Borrower knows or should reasonably have known, and subject to all matters disclosed in the Environmental Reports delivered pursuant to the provisions of (or referenced in) Section 3.2(e) hereof that:  (a) there are no Hazardous Materials or underground storage tanks in, on, or under any Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate such Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from any Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to any Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Property except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from any Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from such Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from such Property and/or to the environmental condition of such Property.

Section 12.2.          ENVIRONMENTAL COVENANTS

Borrower covenants and agrees that so long as Mortgage Borrower owns, manages, is in possession of, or otherwise controls the operation of the Properties (but not any time after the date on which Lender (or any purchaser at a foreclosure sale) actually acquires title to the equity interest of Borrower in Mortgage Borrower and Mortgage Borrower’s general partner):  (a) all uses and operations on or of each Property, whether by Mortgage Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from any Property; (c) there shall be no Hazardous Materials in, on, or under any Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate any Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing; (d) cause Mortgage Borrower to keep each Property free and clear of all Environmental Liens; (e) cause Mortgage Borrower to, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall cause Mortgage Borrower to, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with each Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that such Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall cause Mortgage Borrower to, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from such Property; and (ii) comply with any Environmental Law; (h) Borrower shall cause Mortgage Borrower not to allow any tenant or other user of any Property to violate any Environmental Law; and (i) Borrower shall cause Mortgage Borrower to immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards any Property; (B) any non-compliance with any Environmental Laws related in any way to any Property; (C) any actual or potential Environmental Lien against any Property; (D) any required or proposed remediation of environmental conditions relating to any Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.  Any failure of Borrower to cause Mortgage Borrower to perform such obligations pursuant to this Section 12.2 shall constitute bad faith waste with respect to the Properties.

Section 12.3.          LENDER’S RIGHTS

Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Property at all reasonable times to assess any and all aspects of the environmental condition of each Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.

Section 12.4.          OPERATIONS AND MAINTENANCE PROGRAMS

If recommended by the Environmental Report or any other environmental assessment or audit of any Property,  Borrower shall cause Mortgage Borrower to establish and comply with an operations and maintenance program with respect to any such Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on any such Property.  Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of any such Property by consultants specified by Lender, (d) access to each Property by Lender, its agents or servicer, to review and assess the environmental condition of each Property and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.5.          ENVIRONMENTAL DEFINITIONS

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or any Property and relate to Hazardous Materials or protection of human health or the environment.  “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person.  “Environmental Report” means the written reports resulting from the environmental site assessments of any Property delivered to Lender in connection with the Loan.  “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law.  “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 12.6.          INDEMNIFICATION

(a)           Borrower and Borrower Principal covenant and agree at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:  (i) any presence of any Hazardous Materials in, on, above, or under any Property; (ii) any past, present or threatened Release of Hazardous Materials in, on, above, under or from any Property; (iii) any activity by Borrower or Mortgage Borrower, any Person Affiliated with Borrower or Mortgage Borrower, and any Tenant or other user of any Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property of any Hazardous Materials at any time located in, under, on or above any Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above any Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (iv) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with any Property or operations thereon, including but not limited to any failure by Borrower or Mortgage Borrower, any person or entity Affiliated with Borrower or Mortgage Borrower, and any tenant or other user of any Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Property; (vi) any acts of Borrower or Mortgage Borrower, any person or entity Affiliated with Borrower or Mortgage Borrower, and any tenant or other user of any Property in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (B) accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.

(b)           Upon written request by any Indemnified Party, Borrower and Borrower Principal shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.  Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding.  Upon demand, Borrower and Borrower Principal shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(c)           Notwithstanding the foregoing, Borrower shall have no liability for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above to the extent that Borrower can conclusively prove both that such Losses were caused solely by actions, conditions or events that first occurred after the date that Lender (or any purchaser at a foreclosure sale) actually acquired title to the equity interest of Borrower in Mortgage Borrower and Mortgage Borrower’s general partner and that such Losses were not caused by the direct or indirect actions of Borrower, Borrower Principal, or any partner, member, principal, officer, director, trustee or manager of Borrower or Borrower Principal or any employee, agent, contractor or Affiliate of Borrower or Borrower Principal (other than Mortgage Borrower to the extent arising after the Foreclosure Date (as defined in Section 15.1(e))).  The obligations and liabilities of Borrower and Borrower Principal under this Section 12.6 shall fully survive indefinitely notwithstanding any termination, satisfaction or assignment of the Pledge Agreement.

ARTICLE 13
SECONDARY MARKET

Section 13.1.          TRANSFER OF LOAN

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.2.          DELEGATION OF SERVICING

At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.3.          DISSEMINATION OF INFORMATION

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Mortgage Borrower, Borrower Principal, any SPE Component Entity (as defined herein and in the Mortgage Loan Agreement) (if any) and any Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable.  Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4.          COOPERATION

Borrower and Borrower Principal agree to cooperate with Lender in connection with any sale or transfer of the Loan, Syndication or any Participation and/or Securities created pursuant to this Article 13.  At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and Borrower Principal shall take such reasonable actions for the benefit of, and use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards (which may include such holder’s delivery of information with respect to Borrower, Mortgage Borrower, Borrower Principal, the Collateral and the Property to any Investor or prospective Investor) to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:

(a)           provide or cause the Mortgage Borrower to provide, (i) updated financial, budget and other information (including, but not limited to, updated Rent Rolls meeting the requirements set forth in Section 5.11(a)(i) hereof and operating statements for each Property meeting the requirements set forth in Section 5.11(a)(ii) hereof) with respect to each Property, Borrower, Mortgage Borrower, Borrower Principal and Manager and (ii) modifications and/or updates to the appraisals, market studies, environmental reviews and reports and engineering reports of any Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)           make reasonable changes to the organizational documents of Borrower, Mortgage Borrower or any SPE Component Entity and their respective principals, including, but not limited to, changes to the ownership structure of Borrower as may be necessary to create a second Borrower acceptable to Lender in its reasonable discretion;

(c)           Intentionally Omitted;

(d)           permit site inspections, appraisals, market studies and other due diligence investigations of any Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e)           make the representations and warranties with respect to any or all Properties, the Collateral, the Borrower, Mortgage Borrower, Borrower Principal and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;

(f)            execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure and/or additional mezzanine note components and/or adjusting the relative loan amounts of the Loan and the Mortgage Loan; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate or the stated maturity, except in connection with a bifurcation of the Loan which may result in varying LIBOR Rates for each component thereof, but which shall have the same weighted average coupon of the LIBOR Rate that existed immediately prior to such modification, or (ii) in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents;

(g)           deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h)           have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors; and

(i)            cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies.

Upon Lender’s modification the Selected Day pursuant to the terms of Section 2.2(d) above, Borrower and Borrower Principal shall promptly deliver to Lender such modifications to the Rate Cap and the Collateral Assignment of Interest Rate Cap reasonably required by Lender as result of such designation.

Borrower shall not be responsible for any costs and expenses incurred by Borrower or Lender in connection with Borrower’s complying with the requests and requirements made under this Section 13.4 (including, without limitation, the fees and expenses of the Rating Agencies).

In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each Rating Agency with respect to the rating on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 13.5.          SECURITIZATION INDEMNIFICATION

(a)           Borrower and Borrower Principal understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the

Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)           Borrower and Borrower Principal agree in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to any Property, the Collateral and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, (A) that Borrower and Borrower Principal will provide a certificate certifying that Borrower and Borrower Principal have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to any Property, the Collateral and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Borrower Principal, Manager, their Affiliates, the Loan, the Loan Documents, the Collateral, and any Property, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, and (B) that Borrower will provide an indemnification certificate (1) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which is in fact untrue contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or arise out of or are based upon the omission or alleged omission which is in fact an omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to any Property, the Collateral and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (2) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (1) or (2) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Borrower Principal with respect to the Borrower, Mortgage Borrower, Borrower Principal, Affiliated Lessee, the Property and/or the Loan in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Borrower Principal, operating statements, rent rolls, environmental site assessment reports and Property condition reports with respect to any Property.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in Clauses (1) and (2) above shall be effective whether or not certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower or Borrower Principal do not provide the indemnification certificate.

(c)           In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the omission or alleged omission which is in fact an omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in  Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered:  (i) the indemnified party’s, Borrower’s and Borrower Principal’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)            The liabilities and obligations of Borrower, Borrower Principal and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6.          INTENTIONALLY OMITTED.

ARTICLE 14
INDEMNIFICATIONS

Section 14.1.          GENERAL INDEMNIFICATION

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Property or any part thereof; (d) any failure of any Property or the Collateral to be in compliance with any Applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Mortgage Reserve Accounts or the performance of the Required Work, Additional Required

Repairs or Additional Replacements (all as defined in the Mortgage Loan Agreement), or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.2.          INTANGIBLE TAX INDEMNIFICATION

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making of the Pledge Agreement, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.3.          ERISA INDEMNIFICATION

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.8 or Section 5.18 of this Agreement.

Section 14.4.          SURVIVAL

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction or assignment of the Pledge Agreement.

ARTICLE 15
EXCULPATION

Section 15.1.          EXCULPATION

(a)           Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring action under the UCC, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Pledge Agreement and the other Loan Documents, and the interest in the Collateral and any other collateral given to Lender created by this Agreement, the Note, the Pledge Agreement and the other Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or Borrower Principal, as applicable, only to the extent of Borrower’s or Borrower Principal’s interest in the Collateral and in any other collateral given to Lender.  Lender, by accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against any Borrower, its members, partners, shareholders, officers or directors or Borrower Principal or its members, partners, shareholders, officers or directors in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Pledge Agreement or the other Loan Documents.  The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Pledge Agreement or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Pledge Agreement; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in the Article 12 and in Section 13.5 and Article 14 of this Agreement), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Pledge Agreement and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Pledge Agreement; (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; or (vii) impair the right of Lender to enforce its rights under the Indemnity; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)           Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses due to:

(i)            fraud or intentional misrepresentation by Borrower, Mortgage Borrower, Borrower Principal or any other Affiliate of Borrower, Mortgage Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Pledge Agreement, the Mortgage Note, the Mortgage Loan Agreement, the Security Instrument and any of the other Loan Documents or the Mortgage Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii)           Mortgage Borrower’s or Borrower’s misapplication or misappropriation of Rents received by Mortgage Borrower or Borrower, after the occurrence of an Event of Default;

(iii)          Mortgage Borrower’s or Borrower’s misapplication or misappropriation of tenant security deposits or Rents collected in advance;

(iv)          the misapplication or misappropriation of Insurance Proceeds or Awards;

(v)           Borrower’s or Mortgage Borrower’s failure to pay Taxes or Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Mortgage Lender pursuant to the terms of the Mortgage Loan Agreement and there exists no impediment to Mortgage Lender’s utilization thereof), charges for labor or materials or other charges that can create liens on any property beyond any applicable notice and each cure period specified herein and in the Mortgage Loan Agreement;

(vi)          Borrower’s or Mortgage Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Mortgage Borrower or Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(vii)         any act of actual waste or arson by Borrower or Mortgage Borrower or any principal, Affiliate, member of general partner of either such party or by Borrower Principal, any principal, affiliate, member of general partner thereof;

(viii)        the misappropriation by Mortgage Borrower or Borrower of any Net Liquidation Proceeds or other amounts due to Lender;

(ix)           any breach of any representation, warranty or covenant contained in Sections 4(f), (g) and/or (h) of the Pledge Agreement;

(x)            any violation of the environmental covenants contained in Article 12 of this Agreement;

(xi)           Borrower’s or Mortgage Borrower’s gross negligence or willful misconduct;

(xii)          the failure by Borrower to pay directly to Lender any distributions from Mortgage Borrower as required by the Loan Documents, following and during the continuance of an Event of Default; or

(xiii)         Mortgage Borrower or any Affiliated Lessee shall take any action of any kind or nature whatsoever, either directly or indirectly to oppose, impede, obstruct, challenge, hinder, frustrate, enjoin or otherwise interfere with (A) any termination of any Operating Lease with any Affiliated Lessee, (B) the Mortgage Borrower (in full substitution of the applicable Affiliated Lessee) being deemed the “Owner” under the Management Agreements, (C) the execution, delivery or effectiveness of a replacement Management Agreement directly between the Mortgage Borrower and the applicable Manager or (D)  any payment or other transfer by Manager of funds which would otherwise be paid to any Affiliated Lessee under any Operating Lease directly to Mortgage Borrower, in each case after or as a result of the automatic termination of the applicable Operating Lease pursuant to the applicable Subordination and Attornment Agreement, or shall, either directly or indirectly, cause or permit any other person to take any action which, if taken by such Affiliated Lessee would constitute an event described in this Section 15.1(b)(xiii).

(c)           Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall become fully recourse to Borrower and Borrower Principal; jointly and severally, in the event (i) of a breach by Borrower or SPE Component Entity of any of the covenants set forth in Article 6 of this Agreement (other than the covenants set forth in Sections 6.1(xv) and 6.1 (xviii) hereof) or a breach by Affiliated Lessee of any of the covenants set forth in Section 6 of the Subordination and Attornment Agreement (other than the covenants set forth in Sections 6(o) and 6(q) of the Subordination and Attornment Agreement), in all events except to the extent that any such breach was inadvertent, immaterial and is promptly cured, (ii) of a breach of any of the covenants set forth in Article 7 hereof, or (iii) the Property, the Collateral or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding of Mortgage Borrower, Borrower, Affiliated Lessee or Borrower Principal, or (B) an involuntary bankruptcy or insolvency proceeding of Mortgage Borrower, Borrower, Affiliated Lessee or Borrower Principal in connection with which Mortgage Borrower, Borrower, Affiliated Lessee, Borrower Principal, SPE Component Entity or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding and such proceeding is not dismissed in ninety (90) days.

(d)           Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Pledge Agreement or the other Loan Documents.

(e)           Notwithstanding the foregoing, Borrower and Borrower Principal shall have no liability for any Losses under Section 15.1(b) (other than 15.1(b)(i)), or recourse liability as a result of any action, of Mortgage Borrower or Mortgage Borrower’s general partner described in Section 15.1(c)(iii) (any such event, a “Recourse Event”), to the extent that a court finally determines, after the exhaustion of all applicable appeal periods, both that (i) such Losses were caused solely by, or such Recourse Event relates solely to, actions of Mortgage Borrower or Mortgage Borrower’s general partners taken or conditions or events conclusively proven to have first occurred after the date that Lender (or any purchaser at a foreclosure sale) actually acquired title to the equity interest of Borrower in Mortgage Borrower and Mortgage Borrower’s general partner (such date, the “Foreclosure Date”), and (ii) such Losses were not, or Recourse Event was not, caused by (A) the direct or indirect actions or failures to act of Borrower, Borrower Principal or any Affiliate of Borrower or Borrower Principal, or any partner, member, principal, officer, director, trustee or manager of Borrower or Borrower Principal or any Affiliate of Borrower or Borrower Principal or any employee, agent or contractor of Borrower, Borrower Principal or any Affiliate of Borrower or Borrower Principal (other than Mortgage Borrower or Mortgage Borrower’s general partner to the extent conclusively proven to have first arisen after the Foreclosure Date), or (B) by any other actions, conditions, occurrence or circumstance giving rise to liability under Section 15.1(b) occurring or existing prior to the Foreclosure Date.  Without limiting any other provision contained herein, Borrower and Borrower Principal hereby agree that the foregoing shall not excuse Borrower or Borrower Principal from any liability for any Losses or recourse liability relating to the actions or failure to act of Borrower, Borrower Principal or any employee, agent, contractor or Affiliate of Borrower or Borrower Principal (other than Mortgage Borrower or Mortgage Borrower’s general partner to the extent conclusively proven to have first arisen after the Foreclosure Date) which relate to any act or failure to act arising after the Foreclosure Date.  Nothing contained in this Section 15.1(c) shall in any way limit, alter or otherwise modify (a) Borrower or Borrower Principal’s liability for Losses due to the events described in Section 15.1(b)(xii) hereof or (b) the terms and conditions of, and the obligations of Borrower Principal under the Indemnity.

ARTICLE 16
NOTICES

Section 16.1.          NOTICES

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Fleet National Bank
Structured Real Estate
100 Federal Street
MA DE 10009A
Boston, Massachusetts 02110
Attention: James B. McLaughlin
Facsimile No.: (617) 434-7108

With a copy to:	McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: William Timmons, Esq.
Facsimile No.: (404) 527-4198

If to Borrower:	c/o CNL Hospitality Properties
450 South Orange Avenue, 12th Floor
Orlando, Florida 32801-3336
Attention: Chief Financial Officer
Facsimile No.: (407) 650-1085

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801-3336
Attention: Richard J. Fildes, Esq.
Facsimile No.: (407) 843-4444

If to Borrower
Principal:	CNL Hospitality Properties
450 South Orange Avenue, 12th Floor
Orlando, Florida 32810-3336
Attention: Chief Financial Officer
Facsimile No.: (407) 650-1085

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801-3336
Attention: Richard J. Fildes, Esq.
Facsimile No.: (407) 843-4444

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17
FURTHER ASSURANCES

Section 17.1.          REPLACEMENT DOCUMENTS

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 17.2.          INTENTIONALLY OMITTED

Section 17.3.          FURTHER ACTS, ETC.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender any Property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing or registering the Pledge Agreement, or for complying with all Legal Requirements.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in any Property.  Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4.          CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS

(a)           If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property or the Collateral for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in any Property or the Collateral (other than taxes imposed on Lender’s receipt of amounts payable hereunder), Borrower will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b)           Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against any Property or the Collateral, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of any Property or the Collateral, or any part thereof, for real estate tax purposes by reason of the Mortgage, the Pledge Agreement or the Debt.  If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Pledge Agreement, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5.          EXPENSES

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement, the Pledge Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Property or the Collateral); (b) any default by Borrower in Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Pledge Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Pledge Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement, the Pledge Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

ARTICLE 18
WAIVERS

Section 18.1.          REMEDIES CUMULATIVE; WAIVERS

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2.          MODIFICATION, WAIVER IN WRITING

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3.          DELAY NOT A WAIVER

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4.          TRIAL BY JURY

BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.

Section 18.5.          WAIVER OF NOTICE

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6.          REMEDIES OF BORROWER

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7.          WAIVER OF MARSHALLING OF ASSETS

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Mortgage Borrower, Borrower’s partners and others with interests in Borrower or Mortgage Borrower, the Collateral and of any Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 18.8.          WAIVER OF STATUTE OF LIMITATIONS

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.9.          WAIVER OF COUNTERCLAIM

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

ARTICLE 19
GOVERNING LAW

Section 19.1.          CHOICE OF LAW

This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York.

Section 19.2.          SEVERABILITY

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3.          PREFERENCES

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20
MISCELLANEOUS

Section 20.1.          SURVIVAL

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement,  by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2.          LENDER’S DISCRETION

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3.          HEADINGS

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4.          COST OF ENFORCEMENT

In the event (a) that the Pledge Agreement is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Mortgage Borrower or Borrower or any of its constituent Persons or an assignment by Mortgage Borrower or Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents pursuant to its rights under any Loan Document, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 20.5.          SCHEDULES INCORPORATED

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.6.          OFFSETS, COUNTERCLAIMS AND DEFENSES

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.7.          NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of secured party, pledge or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to any Property and the Collateral, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of any Property and the Collateral.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with any Property or the Collateral.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)            Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate any Property or the Collateral and notwithstanding any investigation of any Property or the Collateral by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Pledge Agreement and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.8.          PUBLICITY

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.  Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Collateral, any Property, Mortgage Borrower, Affiliated Lessee, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons.  Borrower also agrees that Lender may share any information pertaining to the Loan with its Affiliates, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.9.          CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10.        ENTIRE AGREEMENT

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.11.        TAX DISCLOSURE

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ROSE MEZZANINE SPE, LP, a Delaware limited partnership

By:	Rose Mezzanine SPE 1 GP, LLC, a Delaware limited liability company, its general partner

By:
Paul H. Williams
Senior Vice President

BORROWER PRINCIPAL:

Acknowledged and agreed to with respect to its obligations set forth in Article 4, Section 5.11, Section 5.33, Section 12.6, Article 13, Article 15 and Article 18 hereof:

RFS PARTNERSHIP, L.P., a Tennessee limited partnership

By:	CNL Rose GP CORP., a Delaware corporation, its general partner

By:
Paul H. Williams
Senior Vice President

LENDER:

FLEET NATIONAL BANK, a national banking association

By:
Name:
Title:

[Signature Page 2 of 2 to the Mezzanine Loan Agreement]

EXHIBIT A

Annual Budget

EXHIBIT B

Borrower Equity Ownership Structure

Exhibit B to Loan Agreement
ROSE SPE Structure for CMBS (26 Pool)

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HI Phoenix Chandler, AZ; HOM Phoenix Chandler, AZ; HI Sedona, AZ; RI Sacramento/Cal Expo, CA; DT San Diego Del Mar, CA; HI Denver SW Lakewood, CO; RI Wilmington/Newark, DE;  HI Ft. Lauderdale/Cypress, FL;  TPS Miami Airport West, FL;  TPS Miami Lakes, FL;  RI Orlando International Drive, FL; HOL Crystal Lake, IL;  HOL Louisville Southwest, KY; RI Ann Arbor, MI;  CY Flint, MI;  HI Minneapolis Minnetonka, MN;  HI Hattiesburg, MS;  HI Lincoln Airport I-80, NE;  RI Fishkill, NY;  HI Oklahoma City Airport, OK;  HI Tulsa, OK;  RI Warwick, RI; RI Ft. Worth River Plaza, TX; TPS Fort Worth Southwest, TX;  HI Laredo, TX;  and  RI Tyler, TX

v.3.03  11-5-2003

CONFIDENTIALITY NOTICE:  The information contained herein is confidential and intended only for the use of CNL Hospitality Properties, Inc. or it’s affiliates and legal counsel.  If the reader is not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this information is strictly prohibited.

SCHEDULE A

Properties and Initial Allocated Loan Amounts and Percentages

Property	Initial Allocated Loan Amount	Initial Allocated Loan Percentage
Hampton Inn Phoenix Chandler Chandler, Arizona	$620,000	1.8%
Homewood Suites Phoenix Chandler Chandler, Arizona	$700,000	2.0%
Hampton Inn Sedona Sedona, Arizona	$630,000	1.8%
Residence Inn Sacramento/Cal Expo Sacramento, California	$2,650,000	7.6%
Doubletree Hotel San Diego Del Mar San Diego, California	$1,960,000	5.6%
Hampton Inn Denver SW Lakewood Lakewood, Colorado	$400,000	1.1%
Residence Inn Wilmington/Newark (the “Wilmington Newark Property”) Wilmington, Delaware	$2,000,000	5.7%
Hampton Inn Ft. Lauderdale-Cypress Creek Ft. Lauderdale, Florida	$750,000	2.1%
Towne Place Suites Miami Airport West (the “Miami Airport West Property”) Miami, Florida	$800,000	2.3%
Towne Place Suites Miami Lakes (The “Miami Lakes Property”) Miami, Florida	$800,000	2.3%
Residence Inn by Marriott International Drive Orlando, Florida	$2,020,000	5.8%
Holiday Inn Crystal Lake Crystal Lake, Illinois	$2,270,000	6.5%
Holiday Inn Southwest Louisville (the “Louisville Southwest Property”) Louisville, Kentucky	$1,300,000	3.7%
Residence Inn Ann Arbor Ann Arbor, Michigan	$1,175,000	3.4%
Courtyard Flint Flint, Michigan (the “Flint Property”)	$1,076,000	3.1%
Hampton Inn Minneapolis Minnetonka Minnetonka, Minnesota	$370,000	1.1%
Hampton Inn Hattiesburg Hattiesburg, Mississippi	$1,240,000	3.5%

Property	Initial Allocated Loan Amount	Initial Allocated Loan Percentage
Hampton Inn Lincoln Airport I-80 Lincoln, Nebraska	$883,000	2.5%
Residence Inn Fishkill Fishkill, New York	$3,906,000	11.2%
Hampton Inn Oklahoma City-Airport I-40 Oklahoma City, Oklahoma	$1,139,000	3.3%
Hampton Inn Tulsa Tulsa, Oklahoma	$800,000	2.3%
Residence Inn Warwick Warwick, Rhode Island	$1,700,000	4.9%
Ft. Worth Towne Place Suites-Southwest Ft. Worth, Texas	$938,000	2.7%
Residence Inn - Ft. Worth River Plaza Ft. Worth, Texas	$1,950,000	5.6%
Hampton Inn - Laredo Laredo, Texas	$1,820,000	5.2%
Residence Inns Tyler Tyler, Texas	$1,103,000	3.2%

SCHEDULE B

Initial Property Manager and Franchisor

Property	Initial Property Manager	Initial Franchisor
Hampton Inn Phoenix Chandler Chandler, Arizona	Promus Hotel, Inc. (“Promus”)	Promus
Homewood Suites Phoenix Chandler Chandler, Arizona	Promus	Promus
Hampton Inn Sedona Sedona, Arizona	Promus	Promus
Residence Inn Sacramento/Cal Expo Sacramento, California	Residence Inn by Marriott, Inc. (“Residence Inn”)	N/A
Doubletree Hotel San Diego Del Mar San Diego, California	DT Management, Inc.	Double Tree Hotel Systems, Inc.
Hampton Inn Denver SW Lakewood Lakewood, Colorado	Promus	Promus
Residence Inn Wilmington/Newark Wilmington, Delaware	Residence Inn	N/A
Hampton Inn Ft. Lauderdale-Cypress Creek Ft. Lauderdale, Florida	Promus	Promus
Towne Place Suites Miami Airport West (the “Miami Airport West Property”) Miami, Florida(1)	N/A	N/A
Towne Place Suites Miami Lakes (the “Miami Lakes Property”) Miami, Florida(1)	N/A	N/A
Residence Inn by Marriott International Drive Orlando, Florida	Residence Inn	N/A
Holiday Inn Crystal Lake Crystal Lake, Illinois	Interstate Management Company, LLC (“Interstate”)	Holiday Hospitality Franchising, Inc. (“Holiday”)

(1) With respect to the Miami Airport West Property and the Miami Lakes Property, such Properties are leased to the Non-Affiliated Lessee which may or may not have entered into management agreements and/or franchise agreements for such Properties.

Property	Initial Property Manager	Initial Franchisor
Holiday Inn Southwest Louisville Louisville, Kentucky (“Louisville Property”)	Interstate	Holiday
Residence Inn Ann Arbor Ann Arbor, Michigan	Residence Inn	N/A
Courtyard Flint Flint, Michigan (the “Flint Property”)	Flagstone/Interstate(2)	Marriott International, Inc.
Hampton Inn Minneapolis Minnetonka Minnetonka, Minnesota	Promus	Promus
Hampton Inn Hattiesburg Hattiesburg, Mississippi	Promus	Promus
Hampton Inn Lincoln Airport I-80 Lincoln, Nebraska	Promus	Promus
Residence Inn Fishkill Fishkill, New York	Residence Inn	N/A
Hampton Inn Oklahoma City-Airport I-40 Oklahoma City, Oklahoma	Promus	Promus
Hampton Inn Tulsa Tulsa, Oklahoma	Promus	Promus
Residence Inn Warwick Warwick, Rhode Island	Residence Inn	N/A
Ft. Worth Towne Place Suites-Southwest Ft. Worth, Texas	Towne Place Management Corporation (“Towne Place”)	N/A
Residence Inn - Ft. Worth River Plaza Ft. Worth, Texas	Residence Inn	N/A
Hampton Inn - Laredo Laredo, Texas	Promus	Promus
Residence Inns Tyler Tyler, Texas	Residence Inn	N/A

(2) On the Closing Date the Initial Manager is Flagstone Hospitality Management LLC, a Tennessee limited liability company (“Flagstone”).  Borrower anticipates entering into a new Management Agreement in the exact same form as the ones with Interstate for the other Interstate Properties in effect on the Closing Date with Interstate on or before February 15, 2004.

SCHEDULE I

COST BASIS OF PROPERTIES

	Property Name	Brand	Total Assigned Value (from Purch. Accounting)	Land	FF&E	Automobiles	Renovations (Building)	Building	Total Purchase Acctg NBV at 7/10/03
CMBS	Flint	Courtyard	9,769,249	963,479	155,919	4,397	—	8,645,454	9,769,249
CMBS	San Diego Del Mar	Doubletree	23,284,953	1,896,074	1,628,247	—	8,268	19,752,364	23,284,953
CMBS	Phoenix Chandler	Hampton Inn	7,773,222	737,860	213,707	—	3,107	6,818,548	7,773,222
CMBS	Sedona	Hampton Inn	6,028,695	1,469,150	152,093	—	—	4,407,451	6,028,695
CMBS	Denver SW Lakewood	Hampton Inn	11,273,212	745,794	471,465	—	600,356	9,455,597	11,273,212
CMBS	Ft. Lauderdale/Cypress	Hampton Inn	10,045,221	931,111	712,839	12,627	8,642	8,380,002	10,045,221
CMBS	Minneapolis Minnetonka	Hampton Inn	9,872,521	959,038	274,303	—	698,277	7,940,904	9,872,521
CMBS	Hattiesburg	Hampton Inn	11,259,326	467,529	559,715	—	8,152	10,223,930	11,259,326
CMBS	Lincoln Airport I-80	Hampton Inn	8,407,611	609,820	190,586	13,636	698,320	6,895,250	8,407,611
CMBS	Oklahoma City Airport	Hampton Inn	10,230,938	847,150	736,519	13,845	13,337	8,620,088	10,230,938
CMBS	Tulsa	Hampton Inn	11,001,578	589,738	370,253	—	1,047,440	8,994,147	11,001,578
CMBS	Laredo	Hampton Inn	9,300,920	532,909	354,727	—	7,439	8,405,845	9,300,920
CMBS	Crystal Lake	Holiday Inn	19,784,530	2,852,273	1,727,477	—	(3,027)	15,207,807	19,784,530
CMBS	Louisville Southwest	Holiday Inn	12,741,593	881,392	1,172,623	11,866	25,338	10,650,374	12,741,593
CMBS	Phoenix Chandler	Homewood Suites	8,205,405	905,563	536,048	—	—	6,763,794	8,205,405
CMBS	Sacramento/Cal Expo	Residence Inn	18,481,558	1,919,923	1,617,702	—	1,201,158	13,742,775	18,481,558
CMBS	Wilmington/Newark	Residence Inn	12,293,398	—	392,365	13,481	9,477	11,878,075	12,293,398
CMBS	Orlando International Drive	Residence Inn	15,968,213	1,434,506	1,617,897	—	5,255	12,910,555	15,968,213
CMBS	Ann Arbor	Residence Inn	10,974,675	921,516	868,776	—	—	9,184,383	10,974,675
CMBS	Fishkill	Residence Inn	15,215,711	2,093,959	477,646	—	1,670,850	10,973,257	15,215,711
CMBS	Warwick	Residence Inn	10,147,626	1,745,317	543,968	11,021	3,032	7,844,288	10,147,626
CMBS	Ft. Worth River Plaza	Residence Inn	13,075,233	1,928,207	720,221	—	6,398	10,420,407	13,075,233
CMBS	Tyler	Residence Inn	12,071,622	788,783	657,806	—	103,007	10,522,027	12,071,622
CMBS	Miami Airport West	TownePlace Suites	8,518,695	831,129	380,010	—	—	7,307,556	8,518,695
CMBS	Miami Lakes	TownePlace Suites	8,470,964	780,479	374,080	—	—	7,316,405	8,470,964
CMBS	Ft. Worth Southwest	TownePlace Suites	8,532,580	835,181	447,378	—	37,091	7,212,930	8,532,580
	Total CMBS Properties		302,729,251	28,667,879	17,354,370	80,873	6,151,917	250,474,213	302,729,251

		Depreciation 7/10/03 through 9/30/03			Net Book Value as of 9/30/03
	Property Name	Land	FF&E (Including Autos)	Buildings (Including Renovations)	Land	FF&E (Including Autos)	Buildings (Including Renovations)	Total
CMBS	Flint	—	(5,208)	(49,149)	963,479	155,108	8,596,305	9,714,892
CMBS	San Diego Del Mar	—	(52,894)	(112,338)	1,896,074	1,575,353	19,648,294	23,119,721
CMBS	Phoenix Chandler	—	(6,942)	(38,781)	737,860	206,765	6,782,875	7,727,499
CMBS	Sedona	—	(4,941)	(25,056)	1,469,150	147,152	4,382,395	5,998,698
CMBS	Denver SW Lakewood	—	(15,316)	(57,167)	745,794	456,149	9,998,786	11,200,728
CMBS	Ft. Lauderdale/Cypress	—	(23,567)	(47,689)	931,111	701,899	8,340,955	9,973,965
CMBS	Minneapolis Minnetonka	—	(8,911)	(49,113)	959,038	265,392	8,590,068	9,814,498
CMBS	Hattiesburg	—	(18,183)	(58,169)	467,529	541,532	10,173,913	11,182,975
CMBS	Lincoln Airport I-80	—	(6,634)	(43,169)	609,820	197,588	7,550,401	8,357,808
CMBS	Oklahoma City Airport	—	(24,376)	(49,080)	847,150	725,988	8,584,344	10,157,482
CMBS	Tulsa	—	(12,028)	(57,086)	589,738	358,225	9,984,502	10,932,465
CMBS	Laredo	—	(11,523)	(47,829)	532,909	343,204	8,365,455	9,241,568
CMBS	Crystal Lake	—	(56,118)	(86,438)	2,852,273	1,671,359	15,118,342	19,641,974
CMBS	Louisville Southwest	—	(38,479)	(60,691)	881,392	1,146,010	10,615,021	12,642,424
CMBS	Phoenix Chandler	—	(17,414)	(38,452)	905,563	518,634	6,725,343	8,149,540
CMBS	Sacramento/Cal Expo	—	(52,552)	(84,955)	1,919,923	1,565,150	14,858,978	18,344,051
CMBS	Wilmington/Newark	—	(13,184)	(67,580)	—	392,662	11,819,972	12,212,634
CMBS	Orlando International Drive	—	(52,558)	(73,425)	1,434,506	1,565,339	12,842,385	15,842,230
CMBS	Ann Arbor	—	(28,222)	(52,213)	921,516	840,554	9,132,171	10,894,240
CMBS	Fishkill	—	(15,516)	(71,881)	2,093,959	462,130	12,572,226	15,128,314
CMBS	Warwick	—	(18,029)	(44,611)	1,745,317	536,960	7,802,708	10,084,986
CMBS	Ft. Worth River Plaza	—	(23,397)	(59,276)	1,928,207	696,824	10,367,530	12,992,561
CMBS	Tyler	—	(21,369)	(60,403)	788,783	636,437	10,564,631	11,989,851
CMBS	Miami Airport West	—	(12,345)	(41,543)	831,129	367,665	7,266,013	8,464,807
CMBS	Miami Lakes	—	(12,152)	(41,593)	780,479	361,928	7,274,811	8,417,218
CMBS	Ft. Worth Southwest	—	(14,533)	(41,216)	835,181	432,845	7,208,805	8,476,831
	Total CMBS Properties	—	(566,389)	(1,458,902)	28,667,879	16,868,854	255,167,228	300,703,960